Exhibit 10.2

EXECUTION VERSION

SECOND LIEN CREDIT AGREEMENT

among

CRIMSON EXPLORATION INC.,

AS BORROWER

THE LENDERS PARTY HERETO,

and

BARCLAYS BANK PLC,

AS AGENT,

dated as of

DECEMBER 27, 2010

BARCLAYS CAPITAL,

AS SOLE BOOKRUNNER AND SOLE LEAD ARRANGER

Reference is made to the Intercreditor Agreement dated as of December 27, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrower, the Subsidiaries of the Borrower party thereto, Wells Fargo Bank, National Association, as First Lien Agent (as defined therein), and Barclays Bank PLC, as Second Lien Agent (as defined therein). Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the First Lien Credit Agreement to permit the incurrence of Debt under the Second Lien Credit Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.

TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

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EXHIBITS AND SCHEDULES

Exhibit A	- Administrative Questionnaire

Exhibit B	- Assignment and Acceptance

Exhibit C	- Form of Compliance Certificate

Exhibit D	- List of Security Instruments

Exhibit E	- Borrowing Request

Exhibit F	- Hedging Requirements

Exhibit G	- Joinder Agreement

Exhibit H	- Second Lien Guaranty Agreement

Exhibit I	- Conversion/Continuation Notice

Exhibit J	- Prepayment Notice

Schedule 2.01	- Lenders and Commitments

Schedule 4.02	- Liabilities

Schedule 4.03	- Litigation and Judgments

Schedule 4.09	- Taxes

Schedule 4.10	- Titles, etc.

Schedule 4.14	- Subsidiaries, Partnerships, Locations, Jurisdictions, Taxpayer I.D. Numbers

Schedule 4.17	- Environmental Matters

Schedule 4.19	- Insurance

Schedule 4.20	- Hedging Agreements

Schedule 4.22	- Material Agreements

Schedule 4.24	- Gas Imbalances

Schedule 4.27	- Name Changes

Schedule 4.28	- Guarantors Tax I.D. Numbers and State of Formation

Schedule 6.01	- Debt

Schedule 6.02	- Liens

Schedule 6.03	- Investments, Loans and Advances

SECOND LIEN CREDIT AGREEMENT

THIS SECOND LIEN CREDIT AGREEMENT dated as of December 27, 2010 is among CRIMSON EXPLORATION INC., a Delaware corporation (the “Borrower”); the Lenders (as defined in Article I) and BARCLAYS BANK PLC, acting through one or more of its branches or affiliates (“Barclays Bank”), as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agent”).

R E C I T A L S

A. The Borrower has requested that the Lenders provide term loans (i) for the purpose of refinancing certain existing indebtedness under that certain Second Lien Credit Agreement dated as of May 8, 2007, as amended or modified prior to the Closing Date (the “Existing Credit Agreement”), among the Borrower, the lenders thereto and Credit Suisse, as agent, and paying the related fees and expenses and (ii) for general corporate purposes; and

B. The Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I.

Definitions and Accounting Matters

Section 1.01. Terms Defined Above. As used in this Agreement, the terms defined in the opening paragraph and the Recitals above shall have the meanings indicated therein.

Section 1.02. Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have equivalent meanings when used in the plural and vice versa):

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Active Subsidiary” shall mean a Subsidiary of the Borrower that is not an Inactive Subsidiary.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (i) 3.00% per annum and (ii) an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Affiliate” of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.

“Agents” shall have the meaning assigned such term in Article VIII.

“Agreement” shall mean this Second Lien Credit Agreement, as the same may from time to time be amended or supplemented.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) 4.00% per annum, (b) the Prime Rate in effect on such day, (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (d) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or the LIBO Rate, as the case may be.

“Applicable Percentage” shall mean (a) with respect to any Eurodollar Loan, the Adjusted LIBO Rate plus 9.50% per annum, and (b) with respect to any ABR Loan, the Alternate Base Rate plus 8.50% per annum.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Guarantors to any Person other than the Borrower or any Guarantor of (a) any Equity Interests of any of the Guarantors (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Guarantors, including without limitation any part of a net profits interest, overriding royalty interest (other than pursuant to the Borrower’s Overriding Royalty Interest Plan) or any similar interest in any Hydrocarbon Interest (other than (i) any sale, transfer or other disposition of inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $500,000 per year, and (iii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions constituting an Exchange or a Permitted Farm-out).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean the Board of Directors of the Borrower, or any authorized committee of the Board of Directors.

“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit E, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Cash Collateral Account Agreement” shall mean that certain Cash Collateral Account Agreement, if any, between the Borrower, its Subsidiaries, the Agent and a depository bank, in form and substance satisfactory to the Agent covering and granting a perfected, first priority security interest to the Agent in the cash collateral, and subject only to Liens or any other encumbrances satisfactory to Agent.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Paid Preferred” shall mean Qualifying Preferred Stock which requires the payment of dividends in cash prior to the earlier of (i) the first anniversary after the Term Loan Maturity Date and (ii) a Change in Control.

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than Permitted Investors, shall own, directly or indirectly, beneficially or of record, shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower, provided, however, that no “Change in Control” under this clause (a) shall be deemed to have occurred if, and for so long as, Permitted Investors own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower, (b) a majority of the seats (other than vacant seats) on the board of directors of Borrower shall at any time be occupied by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated, or (c) any change in control (or similar event, however denominated) with respect to the Borrower shall occur under and as defined in the First Lien Loan Agreement.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. For the avoidance of doubt, “Change in Law” shall include all requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

“Charges” shall have the meaning assigned such term in Section 9.09.

“Closing Date” shall mean December 27, 2010.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“Commitment” shall mean, for any Lender, such Lender’s Term Loan Commitment.

“Company Materials” shall have the meaning assigned such term in Section 5.01.

“Consolidated Net Income” shall mean with respect to the Borrower and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (ii) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (iv) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (v) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets.

“Consolidated Subsidiaries” shall mean each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP. Unless otherwise indicated, each reference to the term “Consolidated Subsidiary” shall mean a Subsidiary consolidated with the Borrower.

“Conversion/Continuation Notice” shall mean a notice by the Borrower in accordance with the terms of Section 2.10 and substantially in the form of Exhibit I, or such other form as shall be approved by the Administrative Agent.

“Debt” shall mean, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person in respect of letters of credit, (iii) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, surety or other bonds and similar instruments; (iv) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (v) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (vi) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vii) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (ix) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (xi) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock; (xii) any Debt of a Special Entity for which such Person is liable either by agreement or because of a Governmental Requirement; (xiii) the undischarged balance of any production payment or forward sale agreement created by such Person or for the creation of which such Person directly or indirectly received payment; (xiv) all obligations of such Person under Hedging Agreements excluding Hedging Agreements with the Agent (as defined in the First Lien Loan Agreement) or any other Lender (as defined in the First

Lien Loan Agreement); and (xv) the liquidation preference of, and all other obligations of such Person in respect of, Disqualified Stock and Cash Paid Preferred of such Person.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.13(d).

“Default” shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

“Disqualified Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case at any time on or prior to earlier of (i) the first anniversary of the Term Loan Maturity Date or (ii) the occurrence of a Change in Control, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case prior to the earlier of (i) the first anniversary of the Term Loan Maturity Date and (ii) the occurrence of a Change in Control.

“Dollars” and “$” shall mean lawful money of the United States of America.

“EBITDAX” shall mean, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes, depreciation, depletion and amortization and exploration expense; and all other non-cash items (including hedging gains and losses under FAS 133, non-cash asset writedowns or FAS 143 charges and/or any non-cash share based payment charges under FAS 123R).

“Engineering Reports” shall mean the reports required by Section 5.07 and such other reports, data and supplemental information as may from time to time be reasonably requested by the Agent.

“Environmental Laws” shall mean any and all Governmental Requirements pertaining to health, safety or the environment in effect in any and all jurisdictions, including nations (and states), and international waters, in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990, 33 U.S.C.A. § 2701 et seq. (“OPA”), as amended, the Clean Air Act, 42 U.S.C.A. § 7401 et seq., as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 {Superfund Amendments and Reauthorization Act of 1986 (“SARA”)}, 42 U.S.C.A. § 9601 et seq. (“CERCLA”), as amended, the Coastal Zone Management Act of 1972, 16 U.S.C.A. § 1451 et seq. (“CZMA”), as amended, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.A. § 11001 et seq. (“EPCRTKA”), as amended, the Endangered Species Act of 1973, 16 U.S.C.A. § 1531 et seq. (“ESA”), as amended, the Federal Water Pollution Control Act (“FWPCA”), as amended, the Clean Water Act, 33 U.S.C.A. § 1251 et seq. (“CWA”), as amended, the Low-Level Radioactive Waste Policy Act, 42 U.S.C.A. § 2014 et seq. (“LLRWPA”), as amended, the Marine Mammal Protection Act of 1972, 16 U.S.C.A. §§ 1361-62, 1371-89, 1401-07, 1411-18, 1421-21h, et seq. (“MMPA”), as amended, the Marine Protection, Research, and Sanctuaries Act of 1972 (Ocean Dumping), 33 U.S.C.A. § 1401 et seq. (“MPRSA”), as amended, the Act to Prevent Pollution from Ships, 33 U.S.C.A. § 1901 et seq. (“APPS”), as amended, the National Environmental Policy Act of 1969, 42 U.S.C.A. § 4321 et seq. (“NEPA”), as amended, the Noise Control Act of 1972, 42 U.S.C.A. § 4901 et seq. (“NCA”), as amended, the Nonindigenous Aquatic Nuisance Prevention and Control Act of 1990, 16 U.S.C.A. § 4701 et seq. (“NANPCA”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), as amended, the Pollution Prevention Act of 1990, 42 U.S.C.A. § 13101 et seq. (“PPA”), as amended, the Public Health Service Act (“PHSA”) {Safe Drinking Water Act (“SDWA”)}, 42 U.S.C.A. § 300f et seq., as amended, the Shore Protection Act of 1988, 33 U.S.C.A. § 2601 et seq. (“SPA”), as amended, the Soil and Water Resources Conservation Act of 1977, 16 U.S.C.A. § 2001 et seq. (“SWRCA”), as amended, the Solid Waste Disposal Act (“SWDA”) Resource

Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C.A. § 6901 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C.A. § 2601 et seq. (“TSCA”), as amended, the Hazardous Materials Transportation Act, Pub.L. 93-633, 88 Stat. 2156 (“HMTA”), as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136, et seq. (“FIFRA”), as amended, the United States Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 U.S.C.A. § 2501 et seq. (“USPVMWADA”), as amended, and any corresponding international, national, state or local laws or ordinances and regulations, rules, guidelines, or standards promulgated pursuant to such laws, statutes and regulations, including specifically those relating to hazardous wastes, hazardous substances, toxic substances, asbestos, lead paint, lead in water supply, mold and biological hazards, radon or radioactive materials, insecticide, herbicide, rodenticide, and fungicide, as such laws, treaties, statutes, regulations, rules, guidelines, and standards are amended from time to time, and other environmental, health, safety, conservation or protection laws. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state or jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply. The term “hazardous substance” shall also include any substance, product, waste, or other material that any Person, their employees and agents, and their equipment and property may come into contact with or be exposed to, which is or becomes listed, regulated, or addressed as being polluting, flammable, toxic, corrosive or hazardous, including toxic or hazardous wastes or substances, carcinogens, pollutants (including, but not limited to, any solid, liquid, gaseous or thermal irritant or contaminant), smoke, vapor, soot, fumes or smells, mold, fungus, noises, vibrations, electromagnetic and ionizing radiation, changes in temperature, any other sensory phenomena, or other materials of any and all kinds and character, whether at the Property, from a neighboring site, or along and/or across a route to or from the Property, which material(s) or substance(s), due to quantity, concentration, or physical, chemical, or infectious characteristic, may cause or significantly contribute to an increase in mortality or an increase in serious, irreversible, or incapacitatingly irreversible illness or pose a substantial present or potential harm to human health or the environment when improperly used, treated, stored, transported, disposed of, or otherwise managed, has the ability to cause injury to biologic tissue, or otherwise has the ability to cause a health threat or similarly harmful substance under any Environmental Law, including without limitation: (i) polychlorinated biphenyls; (ii) petroleum products; (iii) underground storage tanks, whether empty, filled or partially filled with any substance; (iv) any radioactive materials, urea formaldehyde foam insulation, radon; and (v) any other chemical, material or substance the exposure to which is prohibited, limited or regulated by any Governmental Authority on the basis that such chemical, material or substance is toxic, hazardous or harmful to human health or the environment. The presence of any one of the following criteria establishes a substance as a hazardous substance: 1) ignitability (posing fire hazard); 2) corrosivity (ability to corrode standard containers); 3) reactivity (instability with a tendency to explode or react violently); or 4) EP toxicity (presence of certain toxic chemicals at levels greater than specified in RCRA regulations). Said definition of the terms defined herein also includes all applicable definitions in the regulations of the U.S. Environmental Protection Agency and those of any state or nation (including common law, whether state, national, or international) in the broadest sense, including several hundred processed wastes and chemicals listed in the US-EPA regulations, or which exhibit the characteristics of toxicity, corrosivity, ignitability, and/or reactivity, as referred to above. In case of conflict in any of the Environmental Laws, the most stringent definition shall apply.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” shall mean (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned such term in Section 7.01.

“Excepted Liens” shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (ii) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, each of which is in respect of obligations that have not been outstanding more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) any Liens reserved in leases or farm-out agreements for rent or royalties and for compliance with the terms of the farm-out agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (vi) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business (other than obligations under Hedging Agreements); (vii) Liens permitted by the Security Instruments; (viii) preferential rights to purchase and similar contractual provisions affecting an Oil and Gas Property; (ix) all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Reserve Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Mortgage or Reserve Report without a corresponding increase in the corresponding net revenue interest; (x) production sales contracts; division orders; contracts for sale, purchase, or exchange of oil or gas; operating agreements; area of mutual interest agreements; and production handling agreements; in each case to the extent the same: (a) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (b) do not otherwise cause any other express representation or warranty of the Borrower in any of the Loan Documents to be untrue, and (c) do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Reserve Report, or increase the working interest for such Oil and Gas Property (if any) as reflected in any Reserve Report without a corresponding increase in the corresponding net revenue interest; (xi) all defects and irregularities affecting an Oil and Gas Property that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Reserve Report, or increase the working interest for such Oil and Gas Property (if any) as reflected in any Reserve Report without a corresponding increase in the corresponding net revenue interest or otherwise interfere materially with the operation, value or use of such Oil and Gas Property; and (xii) judgment Liens arising by operation of law or as the result of the abstracting of a judgment or similar action under the laws of any jurisdiction and not giving rise to an Event of Default, in respect of judgments that are not final and non-appealable judgments so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired.

“Exchange” shall mean any sale, assignment, transfer, conveyance, contribution or other disposition or series of related sales, transfers or other dispositions of any Exchange Properties for Oil and Gas Properties having equal or greater fair market value provided that the consideration for all such Exchanges prior to the termination of this Agreement shall not exceed $10,000,000 in the aggregate.

“Exchange Property” shall mean any Oil and Gas Property constituting undeveloped acreage, acreage that has undeveloped formations or other properties that have a PV-10 Value (based on the most recent Reserve Report prior to the date of the applicable Exchange, or if there is no Reserve Report which includes such Exchange Property as reasonably determined by the Borrower, provided in the case of any undeveloped acreage or acreage that has undeveloped formations that is not included in the most recent Reserve Report, the value shall be deemed to be $1,000 per acre) of less than $2,000,000 owned by the Borrower or any Guarantor.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).

“Existing Lenders” shall mean the Lenders (as defined in the Existing Credit Agreement) as of the Closing Date.

“Existing Loans” shall mean the Loans (as defined in the Existing Credit Agreement) as of the Closing Date.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated December 14, 2010, between the Borrower and the Agent.

“Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Financial Statements” shall mean the financial statement or statements of the Borrower and its Consolidated Subsidiaries described or referred to in Section 4.02.

“First Lien Event of Default” shall have the meaning assigned such term in Section 7.01(p).

“First Lien Loan” shall mean any Debt incurred pursuant to Section 6.01(k) and all Debt and other obligations under the First Lien Loan Documents.

“First Lien Loan Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of May 31, 2007, among the Borrower, the lenders party thereto and Wells Fargo, as agent for the lenders, as the same may be amended, supplemented, restated, and/or otherwise modified or replaced or refinanced from time to time.

“First Lien Loan Documents” means the First Lien Loan Agreement and the other Loan Documents (as defined in the First Lien Loan Agreement) as the same shall be amended, supplemented, restated, and/or otherwise modified or replaced or refinanced from time to time.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding” shall mean the funding of the Loans upon satisfaction of the conditions set forth in Section 3.01.

“GAAP” shall mean the generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; provided that if there occurs after the date of this Agreement any change in GAAP that affects the calculation of any covenant contained in Article VI, “GAAP” shall mean generally accepted accounting principles in effect on the Closing Date until the Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement.

“Governmental Authority” shall include the country, the state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Borrower, its Subsidiaries or any of their Property or the Agent, any Lender or any applicable lending office of a Lender or its Affiliates, including jurisdiction over the Environmental Laws.

“Governmental Requirement” shall mean any law, treaty, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, standard, guideline, or other directive or requirement, including those found in common law (whether international, national, state, or local), whether now existing or hereafter in effect (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety, health, and industrial hygiene standards or controls, and personnel licensing and certifications, or environmental conditions on, under, above, around, within, for, or about any Person or such Person’s Property, of any Governmental Authority.

“Granting Lender” shall have the meaning assigned such term in Section 9.04(i).

“Guarantor” shall mean, individually and collectively, each and every Active Subsidiary of Borrower and all of their Active Subsidiaries (and so on and so forth) existing as of the date hereof that has provided a guarantee of the obligations of the Borrower under the First Lien Loan Agreement and each and every Active Subsidiary and all of their Active Subsidiaries (and so on and so forth) hereafter created, acquired or otherwise owned by Borrower that has provided a guarantee of the obligations of the Borrower under the First Lien Loan Agreement.

“Guaranty Agreement” shall mean any agreement executed by any Guarantor in form and substance satisfactory to the Agent guarantying, unconditionally, payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

“Hedging Agreements” shall mean any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Inactive Subsidiary” shall mean LTW Pipeline Co., a Texas corporation, and any other Subsidiary of the Borrower: (i) that has assets with a fair market value of less than $1,000,000.00; (ii) that no longer actively does business; and (iii) that has been designated in writing to the Agent by the Borrower as an Inactive Subsidiary and approved in writing by the Agent as an Inactive Subsidiary; provided that no Subsidiary may be so designated as an Inactive Subsidiary if after giving effect thereto, the aggregate fair market value of the assets of all Inactive Subsidiaries would exceed $3,000,000.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned such term in Section 9.05(b).

“Information” shall have the meaning assigned such term in Section 9.16.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of December 27, 2010, by and among, Agent, as agent for itself and the Lenders, Wells Fargo, as agent for itself and the other lenders party from time to time to the First Lien Loan Agreement, and the Borrower, as the same may from time to time be amended, supplemented, restated and/or otherwise modified from time to time in accordance with such Intercreditor Agreement.

“Interest Coverage Ratio” shall have the meaning assigned such term in Section 6.12.

“Interest Expense” shall mean for any period the aggregate amount of interest expense (excluding any original issuance discount) of the Borrower and its Consolidated Subsidiaries, paid, accrued or capitalized during such period as determined in accordance with GAAP.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any Person that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“Leverage Ratio” shall have the meaning assigned to such term in Section 6.13.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided, however, that, to the extent that an interest rate under clause (ii) of this definition is not ascertainable pursuant to the foregoing provisions of this definition, the rate described in this clause (ii) shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or

(ii) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” shall mean this Agreement, the Notes, the Guaranty Agreements, the Security Instruments and the Intercreditor Agreement.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Term Loans.

“Lockbox” shall mean the lockbox, if any, established pursuant to the Cash Collateral Account Agreement and subject to the Lockbox Agreement.

“Lockbox Agreement” shall mean that certain Lockbox Agreement, if any, between the Borrower, its Subsidiaries, and the Agent in form and substance satisfactory to Agent which shall grant a security interest in the contents therein and shall include a financing statement in form and substance satisfactory to Agent covering the contents therein.

“Madisonville” shall mean The Madisonville Project, Ltd., a Texas limited partnership and its successors and assigns.

“Material Adverse Effect” shall mean any set of circumstances or events that (i) has or could reasonably be expected to have any material and adverse effect whatsoever upon, or result in or reasonably be expected to result in a material adverse change in, (a) the assets, liabilities, financial condition, business, operations or affairs of the Borrower and its Subsidiaries taken as a whole different from those reflected in the Financial Statements or from the facts represented or warranted in any Loan Document, or (b) the ability of the Borrower and its Subsidiaries taken as a whole to carry out their business as at the Closing Date or as proposed as of the Closing Date to be conducted or meet their obligations under the Loan Documents on a timely basis, (ii) impairs materially or could be reasonably expected to impair materially the ability of the Borrower and its Subsidiaries to duly and punctually pay and perform their obligations under the Loan Documents or (iii) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce its legal remedies pursuant to the Loan Documents.

“Material Agreements” shall mean all agreements listed on Schedule 4.22.

“Maximum Rate” shall have the meaning assigned such term in Section 9.09.

“Mortgage” shall mean, whether one or more, each Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement executed by the Borrower or any Guarantor pursuant hereto, and granting a Lien in favor of the Agent to secure the Obligations in the Oil and Gas Properties, now owned or hereafter existing, of the Borrower and the Guarantors, as the same from time to time may be amended, supplemented, restated or otherwise modified.

“Mortgaged Property” shall mean the Property owned by the Borrower and/or the Guarantors and which is subject to the Liens existing and to exist under the terms of the Security Instruments and/or Mortgages.

“Multiemployer Plan” shall mean a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes, Hedging Agreement termination costs and the Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Debt for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Debt assumed by the purchaser of such asset); provided, however, that, if (x) the Borrower shall deliver a certificate of its chief financial officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds to acquire, maintain, explore, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries within 180 days of receipt of such proceeds (or 365 days in the case of proceeds from any Asset Sale of an Exchange Property)and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180-day period (or 365 days in the case of proceeds from any Asset Sale of an Exchange Property), at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or incurrence of Debt, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Cash Paid Preferred” shall mean Qualifying Preferred Stock which does not require the payment of dividends (other than dividends payable solely in Equity Interests which do not otherwise constitute Cash Paid Preferred or Disqualified Stock) prior to the earlier of (i) the first anniversary of the Term Loan Maturity Date and (ii) a Change in Control.

“Notes” shall mean the promissory notes provided for by Section 2.04(e), together with any and all renewals, extensions for any period, increases, rearrangements, modifications, consolidations, substitutions, amendments, and/or modifications thereof.

“NSAI Reserve Report” shall mean that certain Netherland Sewell Associates Inc. reserve report dated September 30, 2010 (using the definitions and guidelines of the SEC for determining pricing) with respect to the Hydrocarbon Interests owned by the Loan Parties.

“Oaktree Capital” shall mean funds managed by Oaktree Capital Management, L.P.

“Oaktree Capital Note” shall mean that certain $2,000,000 subordinated promissory note of the Borrower in favor of OCM GW Holdings, LLC.

“Obligations” shall mean all indebtedness, obligations and liabilities of the Borrower or any Subsidiary to any of the Lenders, any of the Lenders’ Affiliates or the Agent, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement obligations incurred or any of the Notes or other instruments at any time evidencing any thereof, including interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceedings, or any other obligations incurred under this Agreement or any of the Security Instruments and all renewals, extensions, refinancings and replacements for the foregoing.

“Oil and Gas Properties” shall mean Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells (including those used for either environmental sampling or remedial purposes), buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“OPA” shall mean the Oil Pollution Act which can be found at 33 U.S.C. § 27.01 et seq.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Patriot Act” shall have the meaning assigned to such term in Section 9.17(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Permitted Farm-out” shall mean any farm-out or similar agreement by a Loan Party of any interest in any Oil and Gas Property or other Hydrocarbon Interest to a non-Affiliate in exchange for such Person’s drilling, or participating in the cost of the drilling of (or agreeing to do so), one or more wells on such Oil and Gas Property, or undertaking other exploration or development activity or participating in the cost of such activity, to attempt to obtain production of hydrocarbons from such property; provided that (i) such farm-out or similar assignment is in Oil and Gas Properties as to which either (A) no Proved Reserves are attributable or (B) the aggregate PV-10 Value of all such Hydrocarbon Interests assigned, determined at the date of such agreement and as reflected in the most recent Reserve Report delivered pursuant to Section 5.07, is less than $2,000,000, (ii) such Loan Party retains an overriding royalty, production payment, carried working interest or similar interest in the Hydrocarbon Interests in the Oil and Gas Properties subject to assignment, and (iii) such farm-out or other assignment is on terms customary in the oil and gas industry and in arms’ length transactions.

“Permitted Investors” shall mean (i) Oaktree Capital and/or any of its Affiliates and (ii) America Capital Energy Corporation and/or any of its Affiliates.

“Permitted Subordinated Debt” shall mean unsecured subordinated notes issued by the Borrower, (i) which is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions no less favorable to the Lenders than those customarily found in senior subordinated notes issued under Rule 144A of the Securities Act or in a public offering, as reasonably determined by the Administrative Agent, (ii) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 180 days after the Term Loan Maturity Date (as in effect on the Closing Date), (iii) the covenants, events of default, Guarantor guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive of the Borrower and the Guarantors than those in this Agreement and (iv) of which no Subsidiary is an obligor that is not a Guarantor.

“Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Borrower, any Subsidiary or an ERISA Affiliate.

“Platform” shall have the meaning assigned such term in Section 5.01.

“Prepayment Notice” shall mean a notice by the Borrower in accordance with the terms of Section 2.12 and substantially in the form of Exhibit J, or such other form as shall be approved by the Administrative Agent.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Barclays Bank as its prime rate in effect at its office in New York City and notified to the Borrower.

“Pro Forma Financial Covenant Compliance” shall mean, with respect to the incurrence of either any Permitted Subordinated Debt pursuant to Section 6.01(l), that the Borrower shall be in pro forma compliance with each of the covenants set forth in Sections 6.12, 6.13 and 6.14 (calculated as if such Debt had been incurred at the beginning of the relevant four consecutive fiscal quarter period and, if such Debt has a floating rate, calculated based on an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Debt as at the relevant date of determination, and calculated to give pro forma effect to any acquisition financed, or refinanced with the proceeds thereof as if such acquisition and if applicable, refinancing had been consummated on the first day of such period).

“Property” or “Properties” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proved Reserves” shall mean “proved oil and gas reserves”, as such term is defined in Rule 4-10(a)(2) under Regulation S-X, determined in accordance with SEC guidelines.

“Public Lender” shall have the meaning assigned such term in Section 5.01.

“Put Date” shall have the meaning assigned such term in Section 2.13(e).

“PV-10 Ratio” shall mean, on any date of determination, the ratio of PV- 10 Value on such date to Total Net Debt on such date; provided that if the PV-10 Value calculated using only the estimated future revenues to be generated from proved developed reserves (the “PD Component”) is less than 60% of the otherwise calculated total PV-10 Value, then for purposes of calculating the PV-10 Ratio, PV-10 Value shall be deemed to be the quotient of the PD Component divided by 0.60.

“PV-10 Value” shall mean, as of any date of determination, the present value of estimated future revenues less severance and ad valorem taxes, operating, gathering, transportation and marketing expenses and capital expenditures from the production of proved reserves on the Borrower’s and the Guarantors’ Oil and Gas Properties as set forth in the most recent Reserve Reports delivered pursuant hereto, calculated in accordance with the Securities and Exchange Commission guidelines and using the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor) on such date of determination, adjusted for any basis differential, quality and gravity, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%. PV-10 Value shall be adjusted to give effect to the Hedging Agreements of the Borrower and the Guarantors then in effect. Notwithstanding the foregoing, as of any date of determination of PV-10 Value on or prior to December 31, 2010, the present value of the estimated future reserves less severance and ad valorem taxes, operating, gathering, transportation and marketing expenses and capital expenditures from the production of proved reserves from undeveloped acreage owned by the Borrower or any Guarantor in the Haynesville Shale play in east Texas shall be deemed to be $1,000 per acre on and after any date that the Borrower has granted to the Agent as security for the Obligations a first-priority Lien interest (subject only to Excepted Liens or Liens otherwise permitted by Section 6.02 and to the Lien priorities set forth in the Intercreditor Agreement) on such undeveloped acreage owned by the Borrower or any Guarantor in the Haynesville Shale.

“Qualifying Preferred Stock” shall mean, as applied to the Equity Interests of any Person, Equity Interests of any class or series (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class or series of Equity Interests of such Person; provided, however, that such class or series of Equity Interests (i) is not Disqualified Stock, (ii) neither matures, nor provides for mandatory redemption, or redemption at the holder’s option, prior to the earlier of (x) the first anniversary after the Term Loan Maturity Date and (y) the occurrence of a Change in Control and (iii) is not convertible into or exchangeable for Debt or Disqualified Stock; and provided further, however, the Borrower shall have notified the Administrative Agent reasonably prior to the issuance of such Equity Interests and of the principal terms thereof and the Administrative Agent shall have approved of such terms to the extent the Administrative Agent’s approval thereof is contemplated by this definition of “Qualifying Preferred Stock”.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Releases” shall have the meaning assigned such term in Section 6.17.

“Reliance Letters” shall mean letters satisfactory to the Agent and addressed to the Agent from the title attorneys, land brokers, environmental consultants or similar professionals who are not providing supplemental title opinions or environmental assessments, as applicable for certain Oil and Gas Properties of Borrower and its Subsidiaries which allow the Agent to rely on their prior opinions or assessments, as applicable for such Oil and Gas Properties in extending credit to the Borrower and/or its Subsidiaries.

“Required Lenders” shall mean, at any time, Lenders having Loans or unused Term Loan Commitments representing more than 50% of the sum of all Loans outstanding and unused Term Loan Commitments at such time; provided, however, that if there are three of more Lenders that are not Lender Affiliates with respect to each other, then the Lenders having such Loans or unused Term Loan Commitments shall include at least two Lenders that are not Lender Affiliates with respect to each other.

“Reserve Reports” shall mean the reports delivered to the Agent pursuant to Section 5.07(a); provided that until the delivery of the first Reserve Report pursuant to Section 5.07(a), “Reserve Report” shall mean the report delivered pursuant to Section 3.01(p)(ii).

“Reserve Requirement” shall mean, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which LIBOR is to be determined as provided in the definition of “LIBOR” or (ii) any category of extensions of credit or other assets which include a LIBOR Loan.

“Responsible Officer” shall mean, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term “Responsible Officer” shall include the Chief Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor Party under any Loan Document and (e) the successors and assigns of each of the foregoing.

“Security Instruments” shall mean the agreements or instruments described or referred to in Exhibit D and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of, any of the Obligations, as such agreements may be amended, supplemented or restated from time to time.

“SPC” shall have the meaning assigned such term in Section 9.04(i).

“Special Entity” shall mean any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which a Person or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to “control” such second Person (e.g., a sole general partner controls a limited partnership).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.

Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” shall mean (i) any corporation or other legally formed entity of which at least a majority of the outstanding shares of stock or other ownership interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such entity (irrespective of whether or not at the time stock or any other ownership interest of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by another Person or one or more of such Person’s Subsidiaries or by such Person and one or more of its Subsidiaries and (ii) any Special Entity. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Taxes” shall mean any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature imposed by any Governmental Authority, including any interest, penalties and other additions related thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Term Loan Maturity Date” shall mean December 27, 2015.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Three-Year Strip Price” shall mean, as of any date of determination, (a) for the 36-month period commencing with the month immediately following the month in which the date of determination occurs, the monthly futures contract prices for crude oil and natural gas for the 36 succeeding months as quoted on the New York Mercantile Exchange (or its successor) and (b) for periods after such 36-month period, the average of such quoted prices for the period from and including the 25th month in such 36-month period though the 36th month in such period.

“Total Net Debt” shall mean, at any time, (i) the total Debt of the Borrower and the Guarantors at such time less (ii) the amount of the Borrower’s and the Guarantors’ aggregate unrestricted cash on hand and the current fair market value of unrestricted cash equivalents meeting the criteria for permitted investments described in Section 6.03(c), (d), (e) or (f).

“Transactions” shall mean collectively (i) the obtainment of the term facility pursuant to this Agreement and (ii) the repayment of certain existing indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Term Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association.

Section 1.03. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of the Borrower referred to in Section 4.02 (except for changes concurred with by the Borrower’s independent public accountants).

Section 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Term Borrowing”).

ARTICLE II.

The Credits

Section 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment; provided that each Lender shall only advance 96% of the principal amount of the Loans made hereunder on the Closing Date. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02. Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

Section 2.03. Borrowing Procedure. In order to request the Borrowing to be made on the Closing Date, the Borrower shall notify the Administrative Agent of such request by hand delivery or fax to the Administrative Agent of a written Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than noon, New York City time, three Business Days before such proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before such proposed Borrowing. Such Borrowing Request shall be irrevocable and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04. Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 6.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05. Fees.

(a) [Reserved]

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative and other fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Fees”).

(c) [Reserved]

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06. Interest on Loans.

(a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07. Default Interest. If any Event of Default occurs and for so long as such Event of Default is continuing under this Agreement or any other Loan Document, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

Section 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or Section 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09. Termination and Reduction of Commitments.

(a) The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments; provided, however, that each partial reduction of the Term Loan Commitments shall be in an integral multiple of $1,000,000.

(c) Each reduction in the Term Loan Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

Section 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon hand delivery or fax to the Administrative Agent of a written Conversion/Continuation Notice (a) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than noon, New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than noon, New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurodollar Borrowing that would end later than the Term Loan Maturity Date; and

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each Conversion/Continuation Notice given pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such Conversion/Continuation Notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such Conversion/Continuation Notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any Conversion/Continuation Notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given a Conversion/Continuation Notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given a Conversion/Continuation Notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

Section 2.11. Repayment of Term Borrowings.

(a) [Reserved]

(b) [Reserved]

(c) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12. Optional Prepayment.

(a) Subject to Section 2.12(b), the Borrower shall have the right at any time following the first anniversary of the Closing Date and from time to time thereafter to prepay any Borrowing, in whole or in part, upon hand delivery or fax to the Administrative Agent of a Prepayment Notice before noon, New York City time, at least three Business Days prior to the date of prepayment in the case of Eurodollar Loans and at least one Business Day prior to the date of prepayment in the case of ABR Loans; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) Optional prepayments of Term Loans at any time during the applicable periods set forth in this Section 2.12(b) shall be accompanied by a payment of a prepayment fee in an amount (expressed as a percentage of the principal amount of the Loans to be repaid) equal to (i) 2.00%, if such prepayment occurs on or after the first anniversary of the Closing Date, but on or prior to the date that is the second anniversary of the Closing Date, and (ii) 1.00%, if such prepayment occurs after the date that is the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date.

(c) Each Prepayment Notice shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty, except as provided in Section 2.12(b). All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13. Mandatory Prepayments.

(a) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans; provided that such Net Cash Proceeds shall only be required to be applied to the extent (if any) that such Net Cash Proceeds remain after any mandatory prepayments required by the First Lien Loan Agreement (or any waiver, consent, amendment or modification thereof entered into in order to permit such Asset Sale) shall have been made in accordance with the terms thereof.

(b) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Debt for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from (i) borrowings under the First Lien Loan Agreement, (ii) the issuance of Permitted Subordinated Debt or (iii) issuance of any Debt permitted pursuant to 6.01(j), in each case, permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans; provided that such Net Cash Proceeds shall only be required to be applied to the extent (if any) that such Net Cash Proceeds remain after any mandatory prepayments required by the First Lien Loan Agreement (or any waiver, consent, amendment or modification thereof entered into in order to permit such issuance or incurrence of Debt for money borrowed of any Loan Party or any subsidiary of a Loan Party) shall have been made in accordance with the terms thereof. For the avoidance of doubt, to the extent any required prepayment under the First Lien Loan Agreement is waived or any proceeds are declined, such amounts shall be applied to the repayment of the Loans hereunder.

(c) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by the chief financial officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, a Prepayment Notice at least five Business Days prior to the date of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d) Notwithstanding the foregoing, any Term Lender may elect, by written notice to the Administrative Agent by noon, New York City time, at least four Business Days prior to the applicable prepayment date (or such shorter period as may be acceptable to the Administrative Agent), to decline all (but not less than all) of any mandatory prepayment of its Term Loans pursuant to this Section 2.13 (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment (with such Term Lenders having the right to decline any prepayment with Declined Proceeds in the same manner provided for in the previous sentence). To the extent such Term Lenders elect by 10:00 a.m., New York City time, at least three Business Days prior to the applicable repayment date (or such shorter period as may be acceptable to the Administrative Agent) to decline their pro rata shares of such Declined Proceeds, such remaining Declined Proceeds may be retained by the Borrower. Notwithstanding any provision herein to the contrary, nothing herein shall limit the Borrower’s ability to make optional prepayments in accordance with Section 2.12.

(e) The Borrower shall notify the Agent of the occurrence of a Change in Control within one Business Day thereof, and the Agent shall promptly thereafter notify the Lenders thereof. At any time prior to the 30th day following delivery of the notice by the Agent pursuant to the preceding sentence (the “Put Date”), each Lender shall have the right, by notice to the Borrower and the Agent, to require the Borrower, one Business Day after the Put Date, to prepay in full (but not in part) the outstanding principal amount of such Lender’s Loans at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest on the principal amount thereof to but excluding the date of payment, and all other amounts then due to such Lender (including amounts payable under Section 2.16) under the Loan Documents.

Section 2.14. Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder

(whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(e) For purposes of this Section 2.14, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been adopted and gone into effect after the date of this Agreement.

Section 2.15. Change in Legality.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional

Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.17. Pro Rata Treatment. Except as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Term Loan Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

Section 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.19. Payments.

(a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at 745 Seventh Avenue, New York, NY 10019. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.20. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Section 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender with respect thereto (including any amounts under Sections 2.14 and 2.16 and, if applicable, the prepayment fee pursuant to Section 2.12(b) (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of Section 2.12(b), such amount to be payable by the Borrower)); provided further, however, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

ARTICLE III.

Conditions Precedent

Section 3.01. Initial Funding. The obligation of the Lenders to make the Initial Funding is subject to the receipt by the Agent and the Lenders of all fees payable pursuant to Section 2.05 on or before the Closing Date and the receipt by the Agent of the following documents (in sufficient original counterparts, other than the Notes, for each Lender) and satisfaction of the other conditions provided in this Section 3.01, each of which shall be satisfactory to the Agent in form and substance (it being understood that conditions precedent requiring document delivery may be satisfied, where and as applicable, by delivery of material and financial statements available in the public domain (including items filed with the SEC)):

(a) A certificate of the Secretary or an Assistant Secretary of the Borrower setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower (y) who are authorized to sign the Loan Documents to which Borrower is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws of the Borrower, certified as being true and complete. The Agent and the Lenders may conclusively rely on such certificate until the Agent receives notice in writing from the Borrower to the contrary. Such certificate shall be accompanied by an incumbency certificate signed by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate.

(b) A certificate of the Secretary or an Assistant Secretary of each Guarantor setting forth (i) resolutions of its board of directors with respect to the authorization of such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Guarantor (y) who are authorized to sign the Loan Documents to which Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws of such Guarantor, certified as being true and complete. The Agent and the Lenders may conclusively rely on such certificate until they receive notice in writing from such Guarantor to the contrary. Such certificate shall be accompanied by an incumbency certificate signed by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate.

(c) [Reserved]

(d) Certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and its Guarantors.

(e) A compliance certificate which shall be substantially in the form of Exhibit C, duly and properly executed by a Responsible Officer and dated as of the date of the Initial Funding.

(f) The Notes, if any, duly completed and executed.

(g) The Security Instruments, including those described on Exhibit D, duly completed and executed in sufficient number of counterparts for recording, if necessary.

(h) An opinion of Vinson & Elkins L.L.P., New York and Texas counsel to the Borrower, its Subsidiaries and Guarantors in form and substance satisfactory to the Agent and its counsel, as to such matters incident to the transactions herein contemplated as the Agent and its counsel may request, including, without limitation, the enforceability of the Mortgages and other Security Instruments and the validity and means of perfection of the liens created thereby.

(i) A certificate of insurance coverage of the Borrower evidencing that the Borrower its Subsidiaries, and the Guarantors are carrying insurance in accordance with Section 4.19.

(j) Title information as the Agent may require satisfactory to the Agent setting forth the status of title to at least 80% of the value of the Oil and Gas Properties included in the Reserve Report.

(k) All costs, fees and expenses, and all other compensation due to the Agent or the Lenders (including legal fees and expenses), shall have been paid to the extent due.

(l) [Reserved]

(m) [Reserved]

(n) The Guaranty Agreements, duly executed and completed and in full force and effect.

(o) [Reserved]

(p) Agent shall have received, reviewed, and be satisfied, in Agent’s sole discretion, with:

(i) [Reserved];

(ii) the NSAI Reserve Report;

(iii) the annual and most recent interim financial statements described in Section 4.02;

(iv) the most recent Reserve Report delivered pursuant to Section 5.07 of the Existing Credit Agreement;

(v) such lien searches as the Agent shall require covering Mortgaged Property;

(vi) such judgment searches as the Agent shall require; and

(vii) other material documents and agreements (including, without limitation, all: (1) Material Agreements listed on Schedule 4.22, and (2) all other material documents and agreements as the Agent shall have requested).

(q) [Reserved]

(r) All obligations and indebtedness under the Existing Credit Agreement shall have been paid in full, all commitments (if any) in respect thereof terminated and all guaranties thereof and security therefor discharged and released or assigned on terms and provisions satisfactory to the Agent. After giving effect to the incurrence of Debt hereunder and the other transactions contemplated hereby, the Borrower and its Subsidiaries shall have no indebtedness other than (i) Debt outstanding hereunder, (ii) Debt outstanding under the First Lien Loan Agreement in an Amount not to exceed $55,000,000 and (iii) Debt set forth in Schedule 6.01.

(s) The First Lien Loan Agreement shall be in full force and effect, and Borrower shall have furnished to Agent a copy of the sixth amendment, dated as of December 27, 2010, to the First Lien Credit Agreement, fully executed by all parties thereto, in form and substance reasonably satisfactory to the Agent, together with a certificate of the chief financial officer of the Borrower certifying that the Borrower has minimum availability of at least $40,000,000 under the First Lien Loan Agreement.

(t) [Reserved]

(u) [Reserved]

(v) The Agent shall have received a certificate, in form and substance reasonably satisfactory to the Agent, from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the incurrence of Debt hereunder and the other transactions contemplated hereby, are solvent.

(w) All requisite Governmental Authorities and third parties shall have approved or consented to the incurrence of Debt hereunder and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on any of such transactions.

(x) [Reserved]

(y) All amounts due or outstanding in respect of the Existing Credit Agreement shall have been (or substantially simultaneously on the Closing Date) paid in full, all commitments in respect thereof terminated and all guarantees thereof and security thereof discharged and released in a manner reasonably satisfactory to the Agent.

(z) The Administrative Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(aa) Such other documents, in form and substance satisfactory to Agent, as the Agent or any Lender or special counsel to the Agent may reasonably request, including, without limitation, (i) documentation of all environmental and title matters relating to each of the Borrower’s, each of the Guarantor’s and each of the Borrower’s Subsidiaries’ Oil and Gas Properties and any other Mortgaged Properties and (ii) all Material Agreements.

(bb) The obligation of the Lenders to make Loans to the Borrower on the Closing Date is subject to the further conditions precedent that, as of the date of such Loans and after giving effect thereto:

(i) no Default shall exist;

(ii) no Material Adverse Effect shall have occurred since December 31, 2009;

(iii) the representations and warranties made by the Borrower in Article IV and in the Security Instruments shall be true in all material respects (provided that, to the extent that any representations and warranties contain a materiality concept, such representations and warranties shall be true in all respects) on and as of the date of the making of such Loans with the same force and effect as if made on and as of such date and following such new borrowing, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders may expressly consent in writing to the contrary; and

(iv) after giving effect to the requested borrowing or borrowings, no Default will exist and no Default (as defined in the First Lien Loan Agreement) will exist.

(cc) Each request for a borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in Section 3.01(bb) (both as of the date of such notice and, unless the Borrower otherwise notifies the Agent prior to the date of and immediately following such borrowing as of the date thereof).

Section 3.02. Conditions Precedent for the Benefit of Lenders. All conditions precedent to the obligations of the Lenders to make any Loan are imposed hereby solely for the benefit of the Lenders, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lenders will refuse to make any Loan in the absence of strict compliance with such conditions precedent.

Section 3.03. No Waiver. The making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

ARTICLE IV.

Representations and Warranties

The Borrower represents and warrants to the Agent and the Lenders that (each representation and warranty herein is given as of the Closing Date and shall be deemed repeated and reaffirmed on the dates of each borrowing as provided in Section 3.01(cc)):

Section 4.01. Corporate Existence. Each of the Borrower and each Subsidiary: (i) is a corporation or limited liability company duly organized, legally existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate or limited liability company power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

Section 4.02. Financial Condition. The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2009, and the related consolidated statement of income, stockholders’ equity and cash flow of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Grant Thornton LLP heretofore furnished to each of the Lenders, are complete and correct and fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at said date and the results of its operations for such fiscal year, all in accordance with GAAP, as applied on a consistent basis (subject, in the case of the interim financial statements, to normal year-end adjustments and the absence of footnotes). Neither the Borrower nor any Subsidiary has on the Closing Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or in Schedule 4.02. Since the later of December 31, 2009 or the end of the most recent fiscal year for which financial statements have been delivered to the Lenders pursuant to Section 5.01(a), there has been no change or event having a Material Adverse Effect. Since the later of December 31, 2009 or the end of the most recent fiscal year for which financial statements have been delivered to the Lenders pursuant to Section 5.01(a), neither the business nor the Properties of the Borrower or any Subsidiary have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

Section 4.03. Litigation and Judgments. Except as disclosed to the Lenders in Schedule 4.03 hereto: (i) there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Borrower threatened against or affecting the Borrower, any of its Subsidiaries, or any Guarantor which involves the possibility of any judgment or liability against the Borrower, any of its Subsidiaries, or any Guarantor not fully covered by insurance (except for normal deductibles) or which could result in a Material Adverse Effect; and (ii) there are no outstanding judgments against the Borrower, any of its Subsidiaries, or any Guarantor.

Section 4.04. No Breach. Neither the execution and delivery of the Loan Documents, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter, by-laws, or limited liability company agreement of the Borrower or any Subsidiary, or any Governmental Requirement or any Material Agreement, or constitute a default under any such agreement, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any Subsidiary pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.

Section 4.05. Authority. The Borrower and each Subsidiary have all necessary corporate power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; and the execution, delivery and performance by the Borrower and each Subsidiary of the Loan Documents to which it is a party, have been duly authorized by all necessary corporate action on its part; and the Loan Documents constitute the legal, valid and binding obligations of the Borrower and each Subsidiary, enforceable in accordance with their terms.

Section 4.06. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any Person are necessary for the execution, delivery or performance by the Borrower or any Subsidiary of the Loan Documents or for the validity or enforceability thereof, except for the recording and filing of the Security Instruments as required by this Agreement.

Section 4.07. Use of Loans. The proceeds of the Loans shall be used by the Borrower to:

(a) repay certain existing indebtedness under the Existing Credit Agreement, pay the related fees and expenses and repay the Oaktree Capital Note; and

(b) provide for general corporate purposes; provided that the Borrower shall use the proceeds of the Loans for the purposes set form in clause (a) prior to using any proceeds of the Loans for general corporate purposes.

Neither the Borrower, any Guarantor, nor any of the Borrower’s Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.

Section 4.08. ERISA.

(a) The Borrower, each Subsidiary and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

(d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e) Full payment when due has been made of all amounts which the Borrower, any Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA.

(g) None of the Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h) None of the Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(i) None of the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 4.09. Taxes. Except as set out in Schedule 4.09, each of the Borrower and its Subsidiaries has filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. No tax lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such tax, fee or other charge.

Section 4.10. Titles, Etc.

(a) Except as set out in Schedule 4.10, each of the Borrower and its Subsidiaries has good and defensible title to its material (individually or in the aggregate) Properties, free and clear of all Liens, except Liens permitted by Section 6.02 and Liens incident to the First Lien Loan Agreement. Except as set forth in Schedule 4.10, after giving full effect to the Excepted Liens, the Borrower owns the net interests in production attributable to the Hydrocarbon Interests reflected in the most recently delivered Reserve Report and the ownership of such Properties shall not in any material respect obligate the Borrower to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report without a proportional increase in the associated net revenue interest.

(b) All leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect (including as to depths) and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default by the Borrower and/or its Subsidiaries, and to the best of the Borrower’s knowledge, there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default by a third party, under any such lease or leases, which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries.

(c) The rights, Properties and other assets presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(d) All of the assets and Properties of the Borrower and its Subsidiaries which are reasonably necessary for the operation of its business are in operable working condition and are maintained in accordance with prudent business standards.

Section 4.11. No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to the Agent and the Lenders (or any of them) by the Borrower or any Subsidiary in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Borrower and its Subsidiaries taken as a whole. To the best of the Borrower’s knowledge, there is no fact peculiar to the Borrower or any Subsidiary which has a Material Adverse Effect or in the future could have (so far as the Borrower can now foresee) a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Agent by or on behalf of the Borrower or any Subsidiary prior to, or on, the Closing Date in connection with the transactions contemplated hereby.

Section 4.12. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13. Reserved.

Section 4.14. Subsidiaries. Except as set forth on Schedule 4.14, the Borrower has no Subsidiaries.

Section 4.15. Location of Business and Offices. The Borrower’s principal place of business and chief executive offices are located at the address stated on the signature page of this Agreement. The principal place of business and chief executive office of each Subsidiary are located at the addresses stated on Schedule 4.14.

Section 4.16. Defaults. Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default by the Borrower and/or its Subsidiaries, and to the best of the Borrower’s knowledge, no event or circumstance has occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default by a third party under any Material Agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound which default could have a Material Adverse Effect. No Default hereunder has occurred and is continuing.

Section 4.17. Environmental Matters. Except (i) as provided in Schedule 4.17 or (ii) as would not have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):

(a) Neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon, or any failure to act, violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b) Without limitation of clause (a) above, no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon, or any failure to act, or, to the best knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d) All hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e) The Borrower has taken all steps reasonably necessary to determine and has determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Borrower or any Subsidiary except in material compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f) To the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and the Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g) Neither the Borrower nor any Subsidiary has any known contingent liability in connection with any generation, storage, release or threatened release, transportation, or disposal of any oil, hazardous substance or solid waste into the environment.

Section 4.18. Compliance with the Law. Neither the Borrower nor any Subsidiary has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. Except for such acts or failures to act as would not have a Material Adverse Effect, the Oil and Gas Properties of the Borrower and its Subsidiaries (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties; specifically in this connection, (i) after the

Closing Date, no such Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date and (ii) none of the wells comprising a part of such Oil and Gas Properties (or properties unitized therewith) are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

Section 4.19. Insurance. Schedule 4.19 attached hereto contains an accurate and complete description of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by the Borrower and each Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Borrower or any Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and each Subsidiary; will remain in full force and effect through the respective dates set forth in Schedule 4.19 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 4.19 identifies all material risks, if any, which the Borrower and its Subsidiaries and their respective Board of Directors or officers have designated as being self insured, including any potential environmental liabilities of any kind whatsoever, whether for property damage, personal injury, remediation, or enforcement matters. Neither the Borrower nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years. All such policies name Agent as additional insured, loss payee, and contain endorsements for no cancellation thereof without thirty (30) days’ prior written notice to the Agent and the Lenders on all such policies.

Section 4.20. Hedging Agreements. Schedule 4.20 sets forth, as of the Closing Date, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counter party to each such agreement.

Section 4.21. Restriction on Liens. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or arrangement (other than the First Lien Loan Agreement, the Loan Documents (as defined in such agreement), this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to other Persons on or in respect of their respective assets or Properties, except such restrictions in favor of the holders of Debt secured by Liens described in Sections 6.01(d), 6.01(e), or 6.01(k) but only insofar as such restrictions pertain to the Property encumbered thereby.

Section 4.22. Material Agreements. Set forth on Schedule 4.22 hereto is a complete and correct list of all material agreements, leases (other than Hydrocarbon Interests), indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date (other than Hedging Agreements) providing for, evidencing, securing or otherwise relating to any Debt of the Borrower, the Guarantors or any of the Borrower’s Subsidiaries, and all obligations of the Borrower, the Guarantors or any of the Borrower’s

Subsidiaries to issuers of surety or appeal bonds issued for account of the Borrower or any such Subsidiary, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Also set forth on Schedule 4.22 hereto is a complete and correct list of all material agreements and other instruments of the Borrower, the Guarantors and Borrower’s Subsidiaries relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons, but in any event, any such agreement or other instrument that will account for more than 10% of the consolidated sales of the Borrower, the Guarantors and any of the Borrower’s Subsidiaries during the Borrower’s current fiscal year and which is not cancelable on thirty (30) or fewer days notice.

Section 4.23. Solvency. Borrower, its Subsidiaries, and each of the Guarantors and with respect to its Subsidiaries and the Guarantors, after taking into account each Subsidiary’s and Guarantor’s rights of contribution, on an individual and a consolidated basis, are not insolvent; Borrower’s, its Subsidiaries’ and each of the Guarantors’ assets and with respect to its Subsidiaries and the Guarantors, after taking into account each Subsidiary’s and Guarantor’s rights of contribution on an individual and a consolidated basis, exceed their liabilities, and neither Borrower, the Guarantors, nor any of the Borrower’s Subsidiaries or Guarantors and with respect to its Subsidiaries and the Guarantors, after taking into account each Subsidiary’s and Guarantor’s rights of contribution will be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

Section 4.24. Gas Imbalances. Except as set forth on Schedule 4.24 or on the most recent certificate delivered pursuant to Section 5.07(c), on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries which (taken together with the imbalances, take or pay, or other prepayments on Schedule 4.24 or such certificate) would require the Borrower or its Subsidiaries to deliver, in the aggregate, after netting all over-production and under-production, three percent (3%) or more of the total volumes of proved, producing reserves of Hydrocarbons (calculated on an mcf equivalent basis with each barrel of oil being equivalent to six mcf of natural gas) reflected in the NSAI Reserve Report or the most recent Reserve Report delivered pursuant to Section 5.07, as the case may be, from the Oil and Gas Properties of Borrower and its Subsidiaries at some future time without then or thereafter receiving full payment therefor.

Section 4.25. Madisonville. The NSAI Reserve Report or the most recent Reserve Report delivered pursuant to Section 5.07, as the case may be, does not (nor will any future Reserve Report) include Oil and Gas Properties owned by the Borrower or any of its Subsidiaries through its or their interests in Madisonville.

Section 4.26. Intentionally Omitted.

Section 4.27. Name Changes. Borrower’s official name as recorded on its currently effective organizational documents which are filed with the Secretary of State of its State of organization is the same as found on the signature page of this Agreement. Borrower has not, during the preceding five years, entered into any contract, agreement, security instrument or other document using a name other than, or been known by or otherwise used any name other than, the name used by Borrower herein and as set forth on Schedule 4.27 attached hereto.

Section 4.28. Taxpayer Identification Number. Borrower’s Taxpayer Identification No. is 87-0444770 and each Subsidiary’s Taxpayer Identification No. is set forth on Schedule 4.14. Each Guarantor’s Taxpayer Identification No. is as set forth on Schedule 4.28.

Section 4.29. State of Formation. Borrower is a corporation organized under the laws of the State of Delaware. The Subsidiaries are corporations, limited liability corporations, or partnerships organized under the laws of the states set forth on Schedule 4.14. Each Guarantor’s state of organization is as set forth on Schedule 4.28.

ARTICLE V.

Affirmative Covenants

The Borrower covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:

Section 5.01. Reporting Requirements. The Borrower shall deliver, or shall cause to be delivered, to the Agent with sufficient copies of each for the Lenders:

(a) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower beginning with the fiscal year ending December 31, 2010, the audited consolidated statements of income, stockholders’ equity, changes in financial position and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, and the related consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year (together with management’s discussion and analysis thereof), and accompanied by the related unqualified opinion of independent public accountants of recognized national standing acceptable to the Agent, which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments), together with calculations confirming the Borrower’s compliance with all financial covenants, certified by a senior financial officer of Borrower.

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower beginning with the fiscal quarter ending March 31, 2011, consolidated statements of income, stockholders’ equity, changes in financial position and cash flows of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year (together with management’s discussion and analysis thereof), accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments), together with calculations confirming the Borrower’s compliance with all financial covenants, certified by a senior financial officer of Borrower.

(c) Capital Plan and Operating Budget. As soon as available and in any event concurrent with the delivery of the annual financial statements pursuant to Section 5.01(a), the Borrower’s capital plan and operating budget for the fiscal year after the fiscal year for which financials are delivered pursuant to Section 5.01(a).

(d) Notice of Default, Etc. Promptly after the Borrower knows that any Default or any Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action the Borrower proposes to take with respect thereto.

(e) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, including any reference to environmental matters, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the Board of Directors of the Borrower or any Subsidiary of the Borrower, to such letter or report.

(f) SEC Filings, Etc. Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Borrower with or received by the Borrower in connection therewith from any securities exchange or the SEC or any successor agency.

(g) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.01.

(h) Production Reports. As soon as available and in any event within forty-five (45) days after the end of each calendar quarter, a quarterly production report including volumes, revenue, and lease operating expenses attributable to the Oil and Gas Properties included in the most recently delivered Reserve Report.

(i) Hedging Agreements. Concurrent with any financial statements delivered pursuant to either Section 5.01(a) or Section 5.01(b), a report, in form and substance satisfactory to the Agent, setting forth as of the last Business Day of such calendar quarter a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor.

(j) Other Matters. From time to time such other information regarding the business, affairs or financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Agent may reasonably request.

(k) Electronic Delivery. Documents required to be delivered pursuant to paragraphs (a), (b) and (f) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided, however, that (x) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (y) the Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by paragraph (l) of this Section 5.01 to the Agent.

(l) The Borrower will furnish to the Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate substantially in the form of Exhibit C executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 6.12, 6.13, and 6.14, as of the end of the respective fiscal quarter or fiscal year.

The Borrower hereby acknowledges that (i) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 5.02. Litigation. The Borrower shall promptly give to the Agent notice of: (i) all legal or arbitral proceedings, and of all proceedings before any Governmental Authority to which the Borrower or any Subsidiary is a party and to the best of Borrower’s knowledge, all legal or arbitral proceedings and all proceedings before any Governmental Authority affecting the Borrower or any Subsidiary, except proceedings which, if adversely determined, would not have a Material Adverse Effect, and (ii) of any litigation or proceeding against or adversely affecting the Borrower or any Subsidiary in which the amount involved is not covered in full by insurance (subject to normal and customary deductibles and for which the insurer has not assumed the defense), or in which injunctive or similar relief is sought. The Borrower will, and will cause each of its Subsidiaries to, promptly notify the Agent and each of the Lenders of all claims, judgments, Liens or other encumbrances affecting any Property of the Borrower or any Subsidiary if the value of the claims, judgments, Liens, or other encumbrances affecting such Property shall exceed $3,750,000 in the aggregate.

Section 5.03. Maintenance, Etc.

(a) Generally. The Borrower shall and shall cause each Subsidiary to: preserve and maintain its corporate existence and all of its material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; upon reasonable notice, permit representatives of the Agent or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Agent (as the case may be); and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, environmental risk insurance to the extent reasonably available, or provide adequate reserves for self-insurance for any contingent environmental liability. The Borrower shall promptly obtain endorsements to such insurance policies naming “Barclays Bank PLC, as Agent for the Lenders” as joint loss payee, additional insured, and containing provisions that such policies will not be canceled without 30 days’ prior written notice having been given by the insurance company to the Agent (and not that the insurance company will merely endeavor to give the Agent 30 days’ prior written notice prior to cancellation). Notwithstanding the foregoing, but subject to the terms of this Agreement, the Borrower shall be allowed to dissolve and liquidate any Inactive Subsidiary; provided that any assets available for distribution following such dissolution and liquidation are distributed to the Borrower or an Active Subsidiary. No assets can be transferred to any Inactive Subsidiary once it reaches inactive status without the prior written consent of the Agent, nor can any Inactive Subsidiary, once it reaches inactive status, make any investments, loans, or advances.

(b) Proof of Insurance. Contemporaneously with the delivery of the financial statements required by Section 5.01(a) to be delivered for each year, the Borrower will furnish or cause to be furnished to the Agent a certificate of insurance coverage from the insurer in form and substance satisfactory to the Agent and, if requested, will furnish the Agent copies of the applicable policies.

(c) Operation of Properties. The Borrower will and will cause each Subsidiary to operate its Properties or cause such Properties to be operated in a safe, careful and efficient manner in accordance with the practices of the industry, in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements, including the Environmental Laws.

(d) Oil and Gas Properties. The Borrower will and will cause each Subsidiary to, at its own expense, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Oil and Gas Properties and other material Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Oil and Gas Properties and other material Properties will be fully preserved and maintained, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts. The Borrower will and will cause each Subsidiary to promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, (iii) cause each Subsidiary to do all other things necessary to keep unimpaired, except for Liens described in Section 6.02, its rights with respect to its Oil and Gas Properties and other material Properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and except for dispositions permitted by Sections 6.15 and 6.16. The Borrower will and will cause each Subsidiary to operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in a safe, careful, and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements, including the Environmental Laws.

Section 5.04. Environmental Matters.

(a) Establishment of Procedures. The Borrower will and will cause each Subsidiary to assure that any failure of the following does not have a Material Adverse Effect: (i) all Property of the Borrower and its Subsidiaries and the operations conducted thereon and other activities of the Borrower and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment. Upon request from the Agent, the Borrower will notify the Agent and the Lenders in writing of such environmental procedures as are in effect for each Property of Borrower and its Subsidiaries on a quarterly basis.

(b) Notice of Action. The Borrower will promptly notify the Agent in writing within 30 days of such notice of any threatened action, investigation or inquiry against or of the Borrower and/or any Subsidiary by any Governmental Authority of which the Borrower has knowledge in connection with any Environmental Laws and which, if resolved adversely to the Borrower and/or any Subsidiary, could have a Material Adverse Effect, excluding routine testing, but including corrective action.

(c) Cure of Environmental Noncompliance. The Borrower shall cure any material environmental noncompliance or exceptions to any of the Mortgaged Properties or, if requested by Agent, substitute acceptable Mortgaged Properties with no environmental noncompliance of an equivalent value by the execution of documents in form and substance satisfactory to Agent (together with evidence satisfactory to Agent of a first priority deed of trust lien and security interest in such Mortgaged Properties, which may include opinions of counsel at the request of Agent), within 30 days after a request by the Agent or the Lenders to cure such defects or exceptions.

(d) Future Acquisitions. The Borrower will and will cause each Subsidiary to obtain such Phase I environmental audits as would a reasonable and prudent purchaser of oil and gas properties in the vicinity of the Oil and Gas Properties being acquired in connection with any future acquisitions of material Oil and Gas Properties or other material Properties. Such environmental audits shall be performed by scientifically trained USA-graduate professional engineers and professional geologists who are licensed in one or more states of the USA, and shall be performed in accordance with applicable best professional standards, including the American Society for Testing Material standards, and, in addition to CERCLA, shall also address all hazardous substances under all other Environmental Laws.

Section 5.05. Further Assurances. The Borrower will and will cause each Subsidiary to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower at its expense will and will cause each Subsidiary to promptly execute and deliver to the Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 5.06. Performance of Obligations. The Borrower will pay the Loans and Obligations according to Article II; and the Borrower will and will cause each Subsidiary to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Security Instruments and this Agreement, at the time or times and in the manner specified.

Section 5.07. Engineering Reports.

(a) The Borrower shall deliver reports, in form and detail reasonably acceptable to the Administrative Agent, (i) on each March 15 and September 15, which reports shall be determined as of each December 31 and June 30, respectively, (ii) setting forth as of the date of determination (x) the proved reserves, the proved developed producing reserves, and probable reserves attributable to the Oil and Gas Properties owned by the Borrower and the Guarantors, and (y) a projection of the rate of production and pre-tax income of such reserves, all in accordance with the guidelines published by the SEC (but utilizing the pricing parameters set forth in the definition of the term PV-10 Value) and (iii) meeting the additional requirements specified in the table below for the fiscal quarter for which the report is delivered in conjunction with:

Fiscal Quarter Ending:	Additional Requirements
December 31	Such report shall be prepared by an independent, third-party engineering firm selected by the Borrower and reasonably acceptable to the Agent.

June 30	Such report shall be prepared based on the prior report delivered pursuant to this Section 5.07(a), as adjusted for actual production, operating costs, and dispositions and acquisitions of proved, proved developed producing and probable reserves since such prior report.

(b) In the event of an unscheduled redetermination of the borrowing base under the First Lien Loan Agreement requested by the Majority Lenders (as defined in the First Lien Loan Agreement) or the Borrower, the Borrower shall concurrently furnish to the Administrative Agent (which shall furnish to each Lender) the Reserve Report (as defined in the First Lien Loan Agreement) delivered to the Agent (as defined in the First Lien Loan Agreement).

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Agent and the Lenders, a certificate from a Responsible Officer certifying that, to the best of his knowledge and in all material respects: (i) the historical information delivered in connection therewith to the preparers of such report is true and correct, (ii) the Borrower and the Active Subsidiaries own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by

Section 6.02, and such Properties comply with all Environmental Laws except for Environmental Matters permitted by Section 4.17, (iii) except as set forth on an Exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of its Oil and Gas Properties have been sold since the date of the last borrowing base determination under the First Lien Loan Agreement except as set forth on an Exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Agent, (v) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Reserve Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (vi) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower from its Oil and Gas Properties and (vii) except as set forth on a schedule attached to the certificate all of the Oil and Gas Properties evaluated by such Reserve Report are Mortgaged Property.

Section 5.08. Title Information and Mortgage Coverage.

(a) Delivery. On or before the delivery to the Agent and the Lenders of each Reserve Report required by Section 5.07(a), the Borrower will deliver title information in form and substance acceptable to the Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Agent shall have received together with title information previously delivered to the Agent, satisfactory title information on at least eighty percent (80%) of the value of such Oil and Gas Properties evaluated by such Reserve Report.

(b) Cure of Title Defects. The Borrower shall cure any title defects or exceptions which are not Excepted Liens or Liens otherwise permitted by Section 6.02 raised by such information, or substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens or Liens otherwise permitted by Section 6.02 covering Mortgaged Properties of an equivalent value, within 90 days after a request by the Agent or the Lenders to cure such defects or exceptions.

(c) Failure to Cure Title Defects. If the Borrower is unable to cure any title defect requested by the Agent or the Lenders to be cured within the 90-day period or the Borrower does not comply with the requirements to provide acceptable title information covering eighty percent (80%) of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default or an Event of Default, but instead the Agent and the Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Agent or the Lenders. To the extent that the Agent or the Lenders are not satisfied with title to any Mortgaged Property after the time period in Section 5.08(b) has elapsed, such unacceptable Mortgaged Property shall not count towards the eighty percent (80%) requirement.

Section 5.09. Collateral.

(a) Collateral. The Obligations shall be secured by a perfected first priority Lien (subject only to Excepted Liens or Liens otherwise permitted by Section 6.02) granted to the Agent for the benefit of the Secured Parties in substantially all of the proved Oil and Gas Properties currently owned and hereafter acquired by the Borrower and/or any of its Active Subsidiaries plus all other assets, exclusive of certificated vehicles, of the Borrower and/or any of its Active Subsidiaries now owned or hereafter acquired.

(b) Lien in Acquired Oil and Gas Properties. Should the Borrower or any of its Active Subsidiaries acquire any additional Oil and Gas Properties or additional interests in its existing Oil and Gas Properties, to the extent required by Section 5.09(a), the Borrower or such Subsidiary will grant to the Agent as security for the Obligations a first-priority Lien interest (subject only to Excepted Liens or Liens otherwise permitted by Section 6.02 and to the Lien priorities set forth in the Intercreditor Agreement) on the Borrower’s or such Subsidiary’s interest in the proved Oil and Gas Properties acquired, which Lien will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements, or other Security Instruments, all in form and substance satisfactory to the Agent in its sole discretion exercised in good faith and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(c) Title Information. Concurrently with the granting of the Lien or other action referred to in Section 5.09(b) above, if requested by the Agent, the Borrower will provide to the Agent title information in form and substance satisfactory to the Agent in its sole discretion exercised in good faith with respect to the Borrower’s interests in such Oil and Gas Properties.

(d) Legal Opinions. Also, promptly after the filing of any new Security Instrument in any state, upon the request of the Agent, the Borrower will provide to the Agent an opinion addressed to the Agent for the benefit of the Lenders in form and substance satisfactory to the Agent and Agent’s counsel in their sole discretion, from counsel acceptable to Agent and Agent’s counsel, stating that the Security Instrument creates a valid Lien and is valid, binding, and enforceable in accordance with its terms in legally sufficient form for such jurisdiction, and the means by which to perfect the Lien created by such Security Instruments.

Section 5.10. Cash Collateral Account Agreement. Upon the occurrence of a Default, the Borrower and all of its Subsidiaries shall cause all proceeds arising from its Oil and Gas Properties, including without limitation from the sale of Hydrocarbons, to be directed to a Lockbox (and in connection therewith, Borrower and all of its Subsidiaries shall execute a Lockbox Agreement and financing statements in form and substance satisfactory to the Agent) pursuant to letters acceptable to the Agent stating that such directions may not be changed without the written consent of the Agent. The Cash Collateral Account Agreement and the Liens and security interests established in such Cash Collateral Account Agreement will continue until all the Obligations under this Agreement are paid in full and this Agreement is terminated.

Section 5.11. [Reserved].

Section 5.12. ERISA Information and Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Agent with sufficient copies to the Lenders (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in Section 406 of ERISA or in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of Section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of Section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 5.13. Joinder Agreements. The Borrower and each of its Active Subsidiaries will cause each of their Active Subsidiaries, whether newly formed, hereafter acquired, or otherwise existing, upon the creation or acquisition thereof, to become a Guarantor hereunder by way of a Joinder Agreement attached hereto as Exhibit G, and the execution of mortgages, deeds of trust, security agreements, pledges, and any other instruments in form and substance satisfactory to Agent and in Agent’s sole discretion covering all of such Subsidiaries’ assets as security for the Obligations, together with evidence satisfactory to the Agent, in Agent’s sole discretion, that all such collateral will be subject to a perfected first Lien on such collateral, exclusive of certificated vehicles, in favor of the Agent, with only such Liens or other encumbrances of any kind on such collateral permitted by Section 6.02 or otherwise permitted by the Agent.

Section 5.14. [Reserved].

Section 5.15. Hedging Requirements. The Borrower shall enter into the Hedging Agreements as set forth in Exhibit F; provided, however, that if the Borrower’s Hedging Agreements include the purchase of puts for all or any part of the hedging requirements, such puts, at the time of purchase, shall have a strike price of not less than 90% of the then prevailing strip price for the applicable product.

ARTICLE VI.

Negative Covenants

The Borrower covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder, without the prior written consent of the Required Lenders:

Section 6.01. Debt. Neither the Borrower nor any Subsidiary will incur, create, assume or permit to exist any Debt, except (with respect to the Borrower and any Active Subsidiary):

(a) the Loans or other Obligations or any guaranty of or suretyship arrangement for the Loans or other Obligations (provided, however, that nothing contained herein shall prohibit any Inactive Subsidiary from executing a guaranty of, or entering a suretyship arrangement for, the Loans or other Obligations);

(b) Debt of the Borrower or a Subsidiary existing on the Closing Date which is reflected in the Financial Statements or is disclosed in Schedule 6.01, and any renewals or extensions (but not increases) thereof;

(c) accounts payable (for the deferred purchase price of Property or services), amounts owed to operators of the Hydrocarbon Interests under applicable joint operating agreements or other extensions of credit from suppliers or contractors from time to time incurred in the ordinary course of business which, if greater than 90 days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor;

(d) purchase money Debt of the Borrower or any Active Subsidiary and Debt under capital leases (as required to be reported on the financial statements of the Borrower or any Active Subsidiary pursuant to GAAP) not to exceed $7,500,000.00 in the aggregate;

(e) Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties, not to exceed $10,000,000 in the aggregate;

(f) Debt of the Borrower and its Active Subsidiaries under Hedging Agreements, but only if such Hedging Agreement is not a speculative hedge and is otherwise permitted under Section 6.27 or required under Section 5.15;

(g) Debt among the Borrower and its Active Subsidiaries, or among the Active Subsidiaries, in each case to the extent permitted by Section 6.03(g), in the form of intercompany advances not evidenced by notes or other instruments, in each case so long as such Active Subsidiary is a Guarantor under this Agreement;

(h) Accrued FAS 143 asset retirement obligations;

(i) Revenue suspense accounts with respect to the Borrower’s or any Active Subsidiary’s Hydrocarbon Interests;

(j) Debt not otherwise permitted under this Section 6.01, which does not exceed at any time an aggregate principal amount of $15,000,000.00;

(k) Debt under the First Lien Loan Agreement and any Debt incurred to Refinance (as such term is defined in the Intercreditor Agreement) such Debt and any guarantees thereof by any of the Guarantors; provided, however, that (i) the aggregate principal amount of such Debt shall not exceed the lesser of (x) any limitation set forth in the Intercreditor Agreement, if any, and (y) $100,000,000, and (ii) the Liens securing such Debt shall at all times be subject to the Intercreditor Agreement;

(l) Permitted Subordinated Debt incurred by the Borrower; provided that (i) at the time of the incurrence of such Permitted Subordinated Debt, no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Borrower shall be in Pro Forma Financial Covenant Compliance, (ii) a senior financial officer of the Borrower shall have delivered an officer’s certificate demonstrating the calculation of such Pro Forma Financial Covenant Compliance in form and detail reasonably satisfactory to the Administrative Agent and (iii) the Borrower shall have notified the Administrative Agent reasonably prior to the issuance of such Permitted Subordinated Debt and of the principal terms thereof and the Administrative Agent shall have approved of such terms to the extent the Administrative Agent’s approval thereof is contemplated by the definition of the term “Permitted Subordinated Debt”.

Section 6.02. Liens. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except (with respect to the Borrower or any Active Subsidiary):

(a) Liens securing the payment of any Obligations (provided, however, that nothing contained herein shall prohibit any Inactive Subsidiary from granting Liens to secure the Obligations);

(b) Excepted Liens (provided, however, that nothing contained herein shall prohibit any Inactive Subsidiary from creating, incurring, assuming, or permitting to exist any Excepted Liens on any of its Properties (now owned or hereafter acquired));

(c) Liens securing purchase money Debt permitted by Section 6.01(d) only to the extent such Liens encumber the Property for which such purchase money Debt was incurred, and Liens filed as precautionary financing statements in connection with leases allowed under Section 6.01(d) but only on the Property under the Lease, or filed as precautionary financing statements in connection with operating leases, but only on the Property under lease;

(d) Liens disclosed on Schedule 6.02;

(e) Liens on cash or securities of the Borrower securing the Debt described in Section 6.01(e); and

(f) Liens securing the obligations of the Borrower and the Guarantors under the First Lien Loan Agreement and the other First Lien Loan Documents; provided that such Liens shall not encumber any Property that is not subject to a first priority Lien (subject to priorities set forth in the Intercreditor Agreement) in favor of, or for the benefit of, the Lenders to secure the Obligations.

Section 6.03. Investments, Loans and Advances. Neither the Borrower nor any Subsidiary will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to (with respect to the Borrower or any Active Subsidiary):

(a) investments, loans or advances reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 6.03;

(b) accounts receivable arising in the ordinary course of business;

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by Standard & Poor’s Corporation or Moody’s Investors Service, Inc.;

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively;

(f) deposits in money market funds investing exclusively in investments described in Sections 6.03(c), (d) or (e);

(g) investments, loans or advances made by the Borrower in or to its Active Subsidiaries and investments, loans or advances made by any Active Subsidiary in or to the Borrower or another Active Subsidiary, in each case as long as such Active Subsidiary is a Guarantor under this Agreement;

(h) advances to employees of the Borrower or any Active Subsidiary for the payment of expenses in the ordinary course of business, not to exceed $150,000.00 in the aggregate at any one time outstanding;

(i) other investments, loans or advances not to exceed $7,500,000.00 in the aggregate at any time; and

(j) Hedging Agreements permitted to be incurred pursuant to Section 6.01(f).

Notwithstanding the foregoing, on or after the Closing Date neither the Borrower nor any Subsidiary will make any additional loans or advances to or investments in Madisonville or any Inactive Subsidiary.

Section 6.04. Dividends, Distributions and Redemptions. The Borrower will not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its stock now or hereafter outstanding, return any capital to its stockholders or make any distribution of its assets to its stockholders.

Section 6.05. Sales and Leasebacks. Neither the Borrower nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any Subsidiary shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby the Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which the Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 6.06. Nature of Business. Neither the Borrower nor any Subsidiary will allow any material change to be made in the character of its business as an oil and gas exploration and production company.

Section 6.07. Limitation on Leases. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal, but excluding capital leases, leases of Hydrocarbon Interests, and other leases of oil and gas field production equipment entered into in the ordinary course of business), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and its Subsidiaries pursuant to all such lease or lease agreements to exceed $3,750,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 6.08. Mergers, Acquisitions, Etc. Neither the Borrower nor any Subsidiary will acquire assets or all or any part of any other Person, or merge into or with or consolidate with any other Person unless (x) the Borrower or such Subsidiary shall be the surviving entity in such transaction; and (y) substantially all of the assets of such Person shall consist of domestic undeveloped Hydrocarbon Interests or domestic developed Oil and Gas Properties; or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person other than the Borrower or an Active Subsidiary; provided, however, nothing shall prohibit Borrower or any Active Subsidiary from: (i) acquiring (a) any domestic undeveloped Hydrocarbon Interests, (b) domestic developed Oil and Gas Properties or (c) all of the outstanding capital stock of a Person, substantially all of the Property of which consists of domestic undeveloped Hydrocarbon Interests or domestic developed Oil and Gas Properties, so long as Borrower or such Active Subsidiary pledges and/or mortgages to the Lenders substantially all such developed Oil and Gas Properties or all capital stock acquired pursuant thereto by execution of documents in form and substance satisfactory to Agent in its sole discretion, granting perfected, first priority Liens (subject to the Intercreditor Agreement) and security interests in such Oil and Gas Properties subject only to Excepted Liens, Liens otherwise permitted by Section 6.02 and other Liens acceptable to the Required Lenders; or (ii) merging (after having given Agent thirty (30) days prior written notice) (a) any Active or Inactive Subsidiary into another Active Subsidiary or (b) any Guarantor into Borrower. Notwithstanding the preceding, any transaction pursuant to this Section 6.08 shall not be permitted unless at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Sections 6.12, 6.13 and 6.14 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements required by Sections 5.01(a) or (b), as the case may be have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect to such transaction and to any other event occurring after the commencement of such period as to which pro forma recalculation is appropriate as if such transaction had occurred as of the first day of such period.

Section 6.09. Proceeds of Notes. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 4.07. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 6.10. ERISA Compliance. The Borrower will not at any time:

(a) Engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b) Terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC;

(c) Fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

(d) Permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan;

(e) Permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA;

(f) Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g) Acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h) Incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i) Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j) Amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

Section 6.11. Sale or Discount of Receivables. Neither the Borrower nor any Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable (other than a settlement on an account receivable in the ordinary course of business).

Section 6.12. Interest Coverage Ratio. The Borrower will not permit its Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower (calculated quarterly at the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2010) to be less than (a) 2.00 to 1.00 through the fiscal quarter ending March 31, 2011, (b) 2.25 to 1.00 for the fiscal quarters ending June 30, 2011, September 30, 2011 and December 31, 2011, (c) 2.50 to 1.00 for the fiscal quarters ending March 31, 2012 and June 30, 2012, and (d) 2.75 to 1.00 thereafter. For the purposes of this Section 6.12, “Interest Coverage Ratio” shall mean the ratio of (i) EBITDAX for the four fiscal quarters ending on such date to (ii) Interest Expense for such four fiscal quarters of the Borrower and its Consolidated Subsidiaries.

Section 6.13. Leverage Ratio. The Borrower will not permit its Leverage Ratio as of the end of any fiscal quarter of the Borrower (calculated quarterly at the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2010) to be greater than (a) 4.25 to 1.00 through the fiscal quarter ending June 30, 2011, (b) 3.75 to 1.00 for the fiscal quarters ending September 30, 2011 and December 31, 2011, and (c) 3.50 to 1.00 thereafter. For the purposes of this Section 6.13, “Leverage Ratio” shall mean the ratio of (i) Total Net Debt as of such date of the Borrower and its Consolidated Subsidiaries to (ii) EBITDAX for the four fiscal quarters ending on such date for the Borrower and the Guarantors, as determined in accordance with GAAP.

Section 6.14. PV-10 Ratio. The Borrower will not permit its PV-10 Ratio as of the end of any calculation period (calculated semi-annually as at the last day of each second and fourth fiscal quarters based on the most recently delivered Reserve Report, commencing with the fiscal quarter ending December 31, 2010) to be less than (a) 1.25 to 1.00 through the fiscal quarter ending June 30, 2012, and (b) 1.50 to 1.00 thereafter.

Section 6.15. Sale of Mortgaged Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, convey or otherwise transfer any Mortgaged Property or any interest in any Mortgaged Property except for (a) an Exchange or Permitted Farm-out or (b) a sale, assignment, conveyance or transfer of Mortgaged Property for which (i) the Borrower has given the Agent at least thirty (30) days prior written notice of the proposed transfer, (ii) the consideration is at least 75% cash (except in connection with any Exchange or Permitted Farm-outs), and (iii) the consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of; provided, that in each case, (1) the aggregate fair market value of all assets sold, assigned, conveyed or otherwise transferred pursuant to this Section 6.15 and Section 6.16 during any fiscal year shall not exceed an amount equal to 10.0% of the PV-10 Value as at the end of the fiscal year most recently ended prior to the date of such sale, assignment, conveyance or other transfer for which a Reserve Report has been delivered, calculated on a pro forma basis for acquisitions consummated since the end of such fiscal year as if such acquisitions had been consummated prior to such year end, and (2) upon consummation of such sale, assignment, conveyance or other transfer, the Borrower would be in compliance with Section 6.14 determined on a pro forma basis as if such sale, assignment, conveyance or other transfer had been consummated prior to the end of the most recent semi-annual period for which the PV-10 Ratio is measured.

Section 6.16. Sale of Other Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Oil and Gas Property or any Hydrocarbon Interest not constituting Mortgaged Property except for (i) the sale of Hydrocarbons in the ordinary course of business; (ii) Exchanges and Permitted Farm-outs; (iii) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is contemporaneously replaced by equipment of at least comparable value and use; and (iv) sales in the ordinary course of business of Oil and Gas Properties that are not Mortgaged Properties. Notwithstanding the preceding, any transaction pursuant to clause (iv) of this Section 6.16 shall not be permitted unless such transaction (i) in the case of any such transaction not constituting an Exchange or Permitted Farm-out, is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the aggregate fair market value of all assets sold, transferred, leased or disposed of pursuant to Section 6.15 and clause (iv) of this Section 6.16 during any fiscal year shall not exceed an amount equal to 10.0% of the PV-10 Value as of the end of the fiscal year most recently ended prior to the date of such sale, transfer, lease or disposition for which a Reserve Report has been delivered, calculated on a pro forma basis for acquisitions consummated since the end of such fiscal year.

Section 6.17. Environmental Matters. Neither the Borrower nor any Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will cause from any Property any actual, alleged or threatened discharge, dispersal, release, escape, emission, transportation, disposal, seepage, exposure, consumption, or contact (collectively, “Releases”) of, with, to, or from any hazardous substance under any Environmental Laws, subject any Property to any enforcement action under any Environmental Laws by any Governmental Authority or lawsuit at any Property relating to hazardous substances, or subject any such Property to any remedial obligations by any Governmental Authority under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such Releases, violations or remedial obligations would have a Material Adverse Effect.

Section 6.18. Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate. Notwithstanding the foregoing, the Borrower and its Subsidiaries shall not pay any monitoring, management or similar fee or payment for the management services of Oaktree Capital other than board of director’s fees paid under the Borrower’s Director Compensation Plan. Notwithstanding anything in this Agreement to the contrary, the Borrower shall be permitted to repay the Oaktree Capital Note so long as no Default or Event of Default hereunder has occurred and is continuing.

Section 6.19. Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, create any additional Subsidiaries except in compliance with Section 5.13 and Section 6.23. The Borrower shall not and shall not permit any Subsidiary to sell or to issue any stock or ownership interest of a Subsidiary, except to the Borrower or any Guarantor and except in compliance with Section 6.03.

Section 6.20. Negative Pledge Agreements. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, the First Lien Loan Agreement and the Loan Documents (as defined in the First Lien Loan Agreement)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property or restricts any Subsidiary from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith, except such restrictions in favor of the holders of Debt secured by Liens described in Sections 6.01(d), (e) and (k), but only insofar as such restrictions pertain to the Property encumbered thereby.

Section 6.21. Take-or-Pay or Other Prepayments. The Borrower will not enter into any take-or-pay agreements with respect to the Oil and Gas Properties of the Borrower, any of its Subsidiaries, or any Guarantor which would require the Borrower, any of its Subsidiaries or any Guarantor to deliver Hydrocarbons produced from its Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor in an amount which would result in the failure of the representation and warranty set forth in Section 4.24 to be true and correct at all times.

Section 6.22. Ownership of Subsidiaries. The Borrower shall not fail to pledge, assign, deliver, and transfer to the Agent for the benefit of the Lenders, and grant to the Agent for the benefit of the Lenders, a continuing security interest in one hundred percent (100%) of the stock or other ownership interests in the Subsidiaries existing as of the date hereof and any Subsidiaries the Borrower or its Subsidiaries shall create, acquire or otherwise own hereafter.

Section 6.23. Change in Borrower’s, any of its Subsidiaries’ or any Guarantor’s Name or State of Formation. Without the prior written approval of Agent, (a) Borrower will not (nor permit any Subsidiary or Guarantor to) change its name, identity or place of organization and (b) Borrower will not (nor permit any Subsidiary or Guarantor to) engage in any other business or transaction under any name other than Borrower’s, any Guarantor, or each Subsidiary’s name, respectively, hereunder. Should Agent approve, prior to doing any of the aforesaid, Borrower shall provide (or cause each Subsidiary or Guarantor to provide) to Agent all assignments, certificates, financing statements, financing statement amendments or other documents determined necessary in Agent’s sole judgment to protect and continue Agent’s interest in the collateral pledged by Borrower, any of its Subsidiaries, any Guarantor, or any other party to secure the Obligations.

Section 6.24. [Reserved]

Section 6.25. [Reserved]

Section 6.26. [Reserved]

Section 6.27. Limitation on Hedging. The total notional volume attributable to any Hedging Agreement with respect to Hydrocarbon Interests of the Borrower and its Subsidiaries shall not exceed more than ninety percent (90%) of estimated proved producing net production quantities from such Hydrocarbon Interests as of the most recent Reserve Report in any period. If the Hedging Agreement is an interest rate hedge, the notional principal amount shall not exceed more than seventy-five percent (75%) of the sum of Loans and loans under the First Lien Loan Agreement outstanding to the Borrower.

Section 6.28. Maintenance of Lien Priority; Modification of First Lien Loan Documents.

(a) The Borrower agrees that it will not, and will not permit any Subsidiary to, grant a Lien on any Property to secure the indebtedness under the First Lien Loan Documents without concurrently therewith granting to the Agent to secure the Obligations a first priority, perfected Lien (subject to the priorities set forth in the Intercreditor Agreement) on this same Property pursuant to Security Instruments in form and substance reasonably satisfactory to the Agent.] Any security instruments or other documents and agreements drafted in connection with this Agreement shall be expressly subject to the terms and provisions of the Intercreditor Agreement. In connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Agent.

(b) [Reserved]

(c) If not otherwise permitted by the Intercreditor Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement, permit a waiver of or otherwise modify any of the First Lien Loan Documents without the prior written consent of the Agent and the Required Lenders if the effect of such amendment, supplement, waiver or modification would (i) increase the principal amount of such First Lien Loan to an amount in excess of that permitted under Section 6.01(k), or (ii) impose rates of interest, prepayment charges, premiums, closing fees or other fees or other amounts that are greater than the respective amounts thereof in effect immediately prior to such amendment, modification, waiver or supplement, or (iii) impose any additional mandatory prepayments or more restrictive covenants on the Borrower and its Subsidiaries other than as provided in the terms and provisions of the First Lien Loan Documents as in effect on the date hereof.

ARTICLE VII.

Events of Default; Remedies

Section 7.01. Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower, any of its Subsidiaries, or any Guarantor shall default in the payment or prepayment when due of (i) any principal of any Loan or (ii) interest on any Loan, or any fees or other amounts payable by it hereunder or under any Security Instrument and, solely with respect to any such default described in this clause (ii), such default shall continue unremedied for a period of three Business Days; or

(b) other than for an Event of Default (as defined in the First Lien Loan Agreement) and as governed by Section 7.01(p), the Borrower, any of its Subsidiaries, or any Guarantor shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $7,500,000 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or Agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity; or

(c) any representation, warranty or certification made or deemed made herein or in any Security Instrument by the Borrower, any of its Subsidiaries, or any Guarantor, or any certificate furnished to any Lender or the Agent pursuant to the provisions hereof or any Security Instrument, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d) the Borrower shall default in the performance of any of its obligations under Article VI (other than as specifically excepted in this subsection); or the Borrower shall default in the performance of any of its obligations under Article V or any other Article of this Agreement (other than as specifically excepted in this subsection) or the Borrower, any of its Subsidiaries, or any Guarantor shall default in the performance of their obligations under Section 6.17 as to those Oil and Gas Properties not operated by the Borrower nor any Subsidiary and which have an aggregate value of $7,500,000.00 or more as determined by the latest Engineering Report or Reserve Report provided to the Lender pursuant to Section 5.07 of this Agreement, or the Borrower, any of its Subsidiaries, or any Guarantor shall default in the performance of their obligations under any Security Instrument (other than the payment of amounts due which shall be governed by Section 7.01(a)) and any such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof to the Borrower by the Agent or any Lender (through the Agent), or (ii) the Borrower otherwise becoming aware of such default; or

(e) the Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) a proceeding or case shall be commenced, without the application or consent of the Borrower, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, or (iv) an order for relief against the Borrower shall be entered in an involuntary case under the Federal Bankruptcy Code; or

(h) a judgment or judgments for the payment of money in excess of $1,500,000 in the aggregate shall be rendered by a court against the Borrower or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower or such Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral in excess of $1,500,000 in the aggregate at any one time purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower shall so state in writing; or

(j) the Borrower’s failure to have entered into the Hedging Agreements in accordance with, and in the time periods required by, Section 5.15; or

(k) [Reserved]; or

(l) [Reserved]; or

(m) [Reserved]; or

(n) any Guarantor takes, suffers or permits to exist any of the events or conditions referred to in paragraphs (e), (f) or (g) or if any provision of any guaranty agreement shall for any reason cease to be valid and binding on any such Guarantor or if any such Guarantor shall so state in writing; or

(o) if the Borrower, any Guarantor, or any Subsidiary terminates or liquidates or an event occurs which results in an early termination of any hedge or transaction under a Hedging Agreement required pursuant to Section 5.15 without the prior written consent of the Agent; or

(p) any Event of Default (as defined in the First Lien Loan Agreement) shall have occurred pursuant to the First Lien Loan Agreement or any other First Lien Loan Document; provided, however, that an Event of Default under and as defined in the First Lien Loan Agreement (a “First Lien Event of Default”) shall not in and of itself constitute an Event of Default under this paragraph until the earlier to occur of (x) a period of 45 days has elapsed following notice of such First Lien Event of Default from the administrative agent or any lender under the First Lien Loan Agreement to the Borrower, or from the Borrower to such administrative agent or any such lender, and (y) the acceleration of the maturity of any of the loans or the termination of any of the commitments under the First Lien Loan Agreement in connection with such First Lien Event of Default or the exercise of any remedies by the lenders or the administrative agent under the First Lien Loan Agreement in connection with such First Lien Event of Default.

Section 7.02. Remedies.

(a) In the case of an Event of Default other than one referred to in clauses (e), (f) and (g) of Section 7.01 or in clause (n) to the extent it relates to clauses (d), (e) or (f), the Agent, upon request of the Required Lenders, shall, by notice to the Borrower, cancel the Term Loan Commitments (in whole or part) and/or declare the principal amount then outstanding of, and the accrued interest on, the Term Loans and all other amounts payable by the Borrower hereunder and under the Term Loans to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(b) In the case of the occurrence of an Event of Default referred to in clauses (e), (f) and (g) of Section 7.01 or in clause (n) to the extent it relates to clauses (d), (e) or (f), the Term Loan Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Term Loans and all other amounts payable by the Borrower hereunder and under the Term Loans shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(c) All proceeds received after maturity of the Term Loans, whether by acceleration or otherwise shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second to accrued interest on the Term Loans; third to fees; fourth pro rata to principal outstanding on the Term Loans and any other Obligations; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE VIII.

The Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Guaranty Agreements and Security Instruments.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries of the Borrower that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the term loan facilities provided for by this Agreement as well as activities as Agent.

Either Agent may resign at any time by notifying the Lenders and the Borrower, and such resignation shall become effective upon the earlier of (i) 30 days after notice thereof and (ii) the appointment of a successor Agent. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor

Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX.

Miscellaneous

Section 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, to it at 717 Texas Avenue, Suite 2900, Houston, TX 77002, Attention of E. Joseph Grady (Fax No. (713) 236-7474);

(b) if to the Administrative Agent, to Barclays Bank PLC, 745 Seventh Avenue, New York, NY 10019, Attention of Barclays Agency Operations (Fax No. (917) 522-0569); Vanessa Kurbatskiy (Fax No. (212) 526-5115); and Michael Mozer (Fax No. (212) 526-5115); and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Term Loan Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, or any Lender.

Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04. Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower and, other than in respect of an assignment by a Lender to one or more of its Lender Affiliates, the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) the aggregate amount of the Term Loan Commitment or Term Loans of the assigning Lender and such Lender’s concurrently assigning Affiliates subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall, unless the Administrative Agent shall have agreed otherwise in advance, be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Term Loan Commitment or Term Loans), provided that no such minimum amount shall apply for any assignment by a Lender to its Affiliates, (ii) the parties to each such assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Agent, manually), and (B) shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and Section 9.05, as well as to any fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and the outstanding balance of its Term Loans without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary of the Borrower or the performance or observance by the Borrower or any Subsidiary of the Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Term Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Term Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Term Loans in which such participating bank or Person has an interest, increasing or extending the Term Loan Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Article VI) or all or substantially all of the Collateral).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided, however, that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. The making of a Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

Section 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay all out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Term Loans made hereunder, including the fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Term Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or release of hazardous substance on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any liability under Environmental Laws related in any way to the Borrower or the Subsidiaries; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or any Related Party thereof.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and unused Term Loan Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

Section 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Term Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Term Loan Commitment or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or release any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Article VI) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments on the date hereof); provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, or the Collateral Agent, as the case may be.

Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract among the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or scanned electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or the Guarantors or their respective properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided, however, that in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. Notwithstanding anything in this Section 9.16 to the contrary, Barclays and each Lender shall have the right to include descriptions of the Transactions, including the name and logo of the Borrower, in their respective marketing materials.

Section 9.17. USA PATRIOT Act Notice.

(a) Each Lender that is subject to the U.S. Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of each Loan Party and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify each such Loan Party in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

(b) Each Lender, assignee or participant of a Lender that is not incorporated under the laws of the United States or a State thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking regulatory authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations thereunder: (i) within 10 days after the Closing Date or, if later, the date such Lender, assignee or participant of a Lender becomes a Lender, assignee or participant of a Lender hereunder and (ii) at such other times as are required under the Patriot Act.

Section 9.18. Collateral Matters. Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any sale, assignment, conveyance or other transfer of Property permitted by the Loan Documents, the Agent shall (without notice to, or vote or consent of, any Lender or other Person) take such actions as shall be required as promptly as reasonably practicable to release (i) its Liens on such Property being sold, assigned, conveyed or otherwise transferred, (ii) any Person being sold, assigned, conveyed or otherwise transferred in such transaction from its guaranty obligations under any Loan Document, and (iii) its Liens on any Property owned by any Person being sold, assigned, conveyed or otherwise transferred, in each case to the extent necessary to permit consummation of such sale, assignment, conveyance or other transfer in accordance with the Loan Documents.

Section 9.19. No Advisory or Fiduciary Responsibility. In connection with all aspects of Transactions and the other transactions contemplated hereby, the Borrower acknowledges and agrees that (i) the Loans provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and the other transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transactions, the Administrative Agent and each of the Lenders is and has been acting solely as a principal and is not the agent or fiduciary for the Borrower or any of its Subsidiaries, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any of the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the Transactions and the other transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lender has advised or is currently advising the Borrower on other matters) and neither the Administrative Agent nor any of the Lenders has any obligation to the Borrower with respect to the Transactions and the other transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and neither the Administrative Agent nor any of the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions and the other transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and any of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

[SIGNATURES BEGIN ON NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	CRIMSON EXPLORATION INC., a Delaware corporation

	By:	/s/ E. Joseph Grady
	Name:	E. Joseph Grady
	Title:	Senior Vice President and Chief Financial Officer

Address for Notices: Crimson Exploration Inc. 717 Texas Avenue, Suite 2900 Houston, Texas 77002 Telecopier No.: (713) 236-7474 Telephone No.: (713) 236-7400 Attention: E. Joseph Grady

[Second Lien Credit Agreement]

LENDER AND AGENT:	BARCLAYS BANK PLC

	By:	/s/ Ann E. Sutton
	Name:	Ann E. Sutton
	Title:	Director

[Second Lien Credit Agreement]

EXHIBIT A

FORM OF ADMINISTRATIVE QUESTIONNAIRE

Exhibit A - 1

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

Exhibit B - 1

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he is the                              of CRIMSON EXPLORATION INC., a Delaware corporation (the “Borrower”) and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Second Lien Credit Agreement dated as of December 27, 2010 among the Borrower, BARCLAYS BANK, PLC, as Agent for the lenders (the “Lenders”) which are or become a party thereto and such Lenders (together with all amendments, modifications, supplements, and/or restatements thereof being the “Credit Agreement”), the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a) The representations and warranties of the Borrower contained in Article IV of the Credit Agreement and in the Security Instruments and otherwise made in writing by or on behalf of the Borrower pursuant to the Credit Agreement and the Security Instruments were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct at and as of the time of delivery hereof, except to the extent any such representations and warranties are expressly limited to an earlier date or the Required Lenders have expressly consented in writing to the contrary.

(b) The Borrower has performed and complied with all agreements and conditions contained in the Credit Agreement and in the Security Instruments required to be performed or complied with by it prior to or at the time of delivery hereof.

(c) Neither the Borrower nor any Subsidiary has incurred any material liabilities, direct or contingent, since [December 31, 2009] [the date of the most recent fiscal year end for which financial statements have been delivered pursuant to Section 5.01(a)], except those set forth in Schedule 6.01 to the Credit Agreement, those reflected in the financial statements furnished to the Agent with this certificate, if any, trade payables incurred in the ordinary course of business and except those allowed by the terms of the Credit Agreement or consented to by the Lenders in writing.

(d) Since [December 31, 2009] [the date of the most recent fiscal year end for which financial statements have been delivered pursuant to Section 5.01(a)], no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which would have a Material Adverse Effect.

(e) There exists, and, after giving effect to the loan or loans with respect to which this certificate is being delivered, if any, will exist, no Default under the Credit Agreement or any event or circumstance which constitutes, or with notice or lapse of time (or both) would constitute, an event of default under any loan or credit agreement, indenture, deed of trust, security agreement or other agreement or instrument evidencing or pertaining to any Debt of the Borrower or any Subsidiary, or under any material agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound.

(f) The financial statements furnished to the Agent with this certificate fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, the [fiscal quarter] [fiscal year] ending                          and such financial statements have been prepared in accordance with the accounting procedures specified in the Credit Agreement.

Exhibit C - 1

(g) Attached hereto are the detailed computations necessary to determine whether the Borrower and its Consolidated Subsidiaries are in compliance with Sections 6.12, 6.13 and 6.14 of the Credit Agreement as of the end of the [fiscal quarter] [fiscal year] ending                         .

[Remainder of Page Intentionally Left Blank]

Exhibit C - 2

EXECUTED AND DELIVERED this          day of                 .

CRIMSON EXPLORATION INC.

By:
Name:
Title:

EXHIBIT D

SECURITY INSTRUMENTS

1.	Second Lien Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement of Crimson Exploration Operating, Inc., a Delaware corporation, covering properties in Colorado, Mississippi and Texas

2.	Second Lien Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement of Crimson Exploration Operating, Inc., a Delaware corporation covering properties in Louisiana

3.	Second Lien Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement of Crimson Exploration Inc., a Delaware corporation, covering properties in Texas

4.	UCC-1 Financing Statement (Louisiana) relating to the Mortgage in 2 above

5.	Second Lien Pledge, Assignment and Security Agreement of Borrower and Crimson Exploration Operating, Inc. covering all of their respective assets

6.	UCC-1 Financing Statement (Delaware Secretary of State) relating to all assets of Borrower

7.	UCC-1 Financing Statement (Delaware Secretary of State) relating to all assets of Crimson Exploration Operating, Inc.

8.	Second Lien Guaranty Agreement from Crimson Exploration Operating, Inc., a Delaware corporation

9.	Officer’s Certificates for Borrower and Crimson Exploration Operating, Inc.

10.	Fee Letter

11.	Intercreditor Agreement

Exhibit D - 1

EXHIBIT E

FORM OF BORROWING REQUEST

Exhibit E - 1

EXHIBIT F

HEDGING REQUIREMENTS

1. Within 15 Business Days after the Closing Date and for the calendar year 2011, the Borrower shall enter into hedging arrangements, including commodity hedging arrangements, with counterparties for incremental net volumes necessary to have total hedges in place amounting to (i) a minimum of 80% with respect to natural gas and 75% with respect to crude oil and natural gas liquids, in each case for such calendar year and (ii) a minimum of 65% for natural gas, crude oil and natural gas liquids for the calendar year 2012, in each case with respect to forecasted PDP volumes based on the most recent year-end reserve report from NSAI or similar third party engineering firm as determined by the Borrower and reasonably acceptable to the Agent.

2. Effective December 31, 2012, the Borrower shall have entered into hedging arrangements to be updated at the end of each 12-month period, including commodity hedging arrangements, with counterparties for incremental net volumes necessary to have total hedges in place amounting to a minimum of 65% of natural gas, crude oil and natural gas liquids for the following 12-month period with respect to the forecasted PDP volumes based on the most recent year-end reserve report from NSAI or similar third party engineering firm as determined by the Borrower from time to time and reasonably acceptable to the Agent; provided, however, that the requirement to enter into the hedging arrangements described in this paragraph 2 shall not apply for periods following December 31, 2012 in the event that the PV-10 Ratio is greater than 2.0x as provided in each such reserve report.

For purposes of this Exhibit, “PDP” means, in each case net of royalties, the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs using existing wells with existing equipment and operating methods under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made, in accordance with the “Proved Developed Producing Reserves” definitions promulgated by the United States Securities and Exchange Commission Rule 4-10 of Regulation S-X, as may be amended, changed or replaced from time to time, with the additional requirement that the reserves are expected to be recovered from completion intervals open at the time of the estimate which may be currently producing or, if shut in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

Exhibit F - 1

EXHIBIT G

FORM OF JOINDER AGREEMENT

EXHIBIT H

FORM OF GUARANTY AGREEMENT

EXHIBIT I

CONVERSION/CONTINUATION NOTICE

Reference is made to that certain Second Lien Credit Agreement, dated as of December 27, 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Crimson Exploration Inc. (the “Borrower”), the Lenders party thereto from time to time, and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

Pursuant to Section 2.10 of the Credit Agreement, the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

$[ , , ]	Eurodollar Borrowing to be continued with Interest Period of [one] [two] [three] [six] month(s)

$[ , , ]	ABR Borrowing to be converted to Eurodollar Borrowing with Interest Period of [one] [two] [three] [six] month(s)

$[ , , ]	Eurodollar Borrowing to be converted to ABR Borrowing

Date: , 20	CRIMSON EXPLORATION INC.

By:
Name: Title:

EXHIBIT J

PREPAYMENT NOTICE

Reference is made to that certain Second Lien Credit Agreement, dated as of December [•], 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Crimson Exploration Inc. (the “Borrower”), the Lenders party thereto from time to time, and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

Pursuant to Section [2.12] [2.13] of the Credit Agreement, the Borrower desires to make an [optional] [mandatory] prepayment of the following Borrowing[s] in the following amount[s] on following prepayment date[s]:

$[ , , ]	[description of Borrowing]	[prepayment date]

$[ , , ]	[description of Borrowing]	[prepayment date]

$[ , , ]	[description of Borrowing]	[prepayment date]

Pursuant to Section 2.12(b), the optional prepayments described above will be accompanied the payment of a prepayment fee in an amount equal to $[prepayment fee].

Date: , 20	CRIMSON EXPLORATION INC.

By:
Name: Title:

SCHEDULE 2.01

Term Loan Commitments

Lender	Commitment
Barclays Bank PLC	$175,000,000